                                                                   Exhibit 10(p)

REVOLVING CREDIT FACILITY, DATED AS OF NOVEMBER 19, 1997, AMONG THE REGISTRANT, VARIOUS LENDERS PARTICIPATING THERETO, AND BANKBOSTON RETAIL FINANCE, INC., AS AGENT.



Agent:         BankBoston Retail Finance, Inc.
               40 Broad Street
               Boston, MA 02109



Lenders:       BankBoston Retail Finance, Inc.
               40 Broad Street
               Boston, MA 02109

               Congress Financial Corporation
               One Post Office Square, Suite 3600
               Boston, MA 02109

               Finova Capital Corporation
               311 S. Wacker Drive, Suite 4400
               Chicago, IL 60606

               Foothill Capital Corporation
               60 State Street, Suite 1150
               Boston, MA 02109

               Fremont Financial Corporation
               2020 Santa Monica Blvd., Suite 600
               Santa Monica, CA 90404

               National City Commercial Finance, Inc.
               National City Center, PO Box 5756
               Cleveland, OH 44101

                           LOAN AND SECURITY AGREEMENT

                               ~~~~~~~~~~~~~~~~~~


                         BANKBOSTON RETAIL FINANCE INC.
                                    Agent for
                          The Lenders Referenced Herein






                               ~~~~~~~~~~~~~~~~~~



                       SUN TELEVISION AND APPLIANCES, INC.



                                  ............

                                TABLE OF CONTENTS


ARTICLE 1 - DEFINITIONS.

ARTICLE 2 - THE REVOLVING CREDIT

         2-1.         Establishment of Revolving Credit
         2-2.         Advances in Excess of Maximum Loan Exposure.
         2-3.         Initial Reserves
         2-4.         Risks of Value of Collateral
         2-5.         Loan Requests
         2-6.         Making of Loans Under Revolving Credit
         2-7.         The Loan Account
         2-8.         The Revolving Credit Notes
         2-9.         Payment of The Loan Account
         2-10.        Interest.
         2-11.        Commitment, Agent's, and Line Fee
         2-12         Early Termination Fees
         2-13         Voluntary Reduction of the Loan Ceiling
         2-14.        Agent's and Lenders' Discretion
         2-15         Procedures For Issuance of L/C's
         2-16.        Fees For L/C's
         2-17.        Concerning L/C's
         2-18.        Increased Costs
         2-19.        Lenders' Commitments

ARTICLE 3 - CONDITIONS PRECEDENT.

         3-1.         Corporate Due Diligence.
         3-2.         Opinion.
         3-3.         Landlord Waivers.
         3-4.         Term Loan; Intercreditor Agreement
         3-5.         Mortgages/Deeds of Trust
         3-6.         Additional Documents
         3-7.         Officers' Certificates.
         3-8.         Due Diligence
         3-9.         Representations and Warranties.
         3-10.        Minimum Excess Availability.
         3-11.        No Suspension Event.
         3-12.        No Adverse Change.
         3-13.        Perfection of Liens
         3-14.        Litigation
         3-15.        Consents
         3-16.        Fees and Expenses
         3-17.        Capital Markets

ARTICLE 4 - GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

         4-1.         Payment and Performance of Liabilities.

         4-2.         Due Organization - Corporate Authorization - No
                      Conflicts.
         4-3.         Trade Names.
         4-4.         Locations.
         4-5.         Title to Assets.
         4-6.         Indebtedness
         4-7.         Insurance Policies.
         4-8.         Licenses
         4-9.         Leases; Real Estate.
         4-10.        Requirements of Law
         4-11.        Maintain Properties
         4-12.        Pay Taxes.
         4-13.        No Margin Stock.
         4-14.        ERISA
         4-15.        Hazardous Materials
         4-16.        Litigation
         4-17.        Dividends or Investments
         4-18.        Loans
         4-19.        Protection of Assets
         4-20.        Line of Business
         4-21.        Affiliate Transactions
         4-22.        Executive Pay.
         4-23.        Additional Assurances
         4-24.        Adequacy of Disclosure
         4-25.        Minimum Availability
         4-26.        Other Covenants

ARTICLE 5 - REPORTING REQUIREMENTS / FINANCIAL COVENANTS

         5-1.         Maintain Records
         5-2.         Access to Records
         5-3.         Prompt Notice to Agent
         5-4.         Borrowing Base Certificate
         5-5.         Weekly Reports
         5-6.         Monthly Reports
         5-7.         Quarterly Reports
         5-8.         Annual Reports
         5-9.         Officers' Certificates
         5-10.        Inventories, Appraisals, and Audits
         5-11.        Additional Financial Information
         5-12.        Financial Performance Covenants

ARTICLE 6 - USE AND COLLECTION OF COLLATERAL.

         6-1.         Use of Inventory Collateral
         6-2.         Inventory Quality
         6-3.         Adjustments and Allowances
         6-4.         Validity of Accounts
         6-5.         Notification to Account Debtors

ARTICLE 7 - CASH MANAGEMENT. PAYMENT OF LIABILITIES.

         7-1.         Depository Accounts
         7-2.         Credit Card Receipts; Collections of Accounts
         7-3.         The Concentration and the Funding Accounts
         7-4.         Proceeds and Collection of Accounts
         7-5.         Payment of Liabilities
         7-6.         The Funding Account

ARTICLE 8 - GRANT OF SECURITY INTEREST

         8-1.         Grant of Security Interest
         8-2.         Extent and Duration of Security Interest
         8-3.         Mortgages

ARTICLE 9 - AGENT AS BORROWER'S ATTORNEY-IN-FACT.

         9-1.         Appointment as Attorney-In-Fact
         9-2.         No Obligation to Act

ARTICLE 10 - EVENTS OF DEFAULT.

         10-1.        Failure to Pay Revolving Credit
         10-2.        Failure To Make Other Payments
         10-3.        Failure to Perform Covenant or Liability (No Grace
                      Period)
         10-4.        Failure to Perform Covenant or Liability (Grace
                      Period)
         10-5.        Misrepresentation
         10-6.        Acceleration of Other Debt. Breach of Lease
         10-7.        Default Under Other Agreements
         10-8.        Casualty Loss. Non-Ordinary Course Sales
         10-9.        Judgment.  Restraint of Business
         10-10.       Business Failure
         10-11.       Bankruptcy
         10-12.       Default by Guarantor or Related Entity
         10-13.       Indictment - Forfeiture
         10-14.       Termination of Guaranty
         10-15.       Challenge to Loan Documents
         10-16.       Executive Management.
         10-17.       Change in Control.
         10-18.       Material Adverse Change

ARTICLE 11 - RIGHTS AND REMEDIES UPON DEFAULT

         11-1.        Rights of Enforcement
         11-2.        Sale of Collateral
         11-3.        Occupation of Business Location
         11-4.        Grant of Nonexclusive License.
         11-5.        Assembly of Collateral
         11-6.        Rights and Remedies

ARTICLE 12 - NOTICES.

         12-1.        Notice Addresses
         12-2.        Notice Given

ARTICLE 13 - TERM

         13-1.        Termination of Revolving Credit
         13-2.        Effect of Termination

ARTICLE 14  -  GENERAL

         14-1.        Protection of Collateral
         14-2.        Successors and Assigns.
         14-3.        Severability
         14-4.        Amendments.  Course of Dealing
         14-5.        Power of Attorney
         14-6.        Application of Proceeds
         14-7.        Costs and Expenses of Agent and Of Lenders
         14-8.        Copies and Facsimiles
         14-9.        Massachusetts Law
         14-10.       Consent to Jurisdiction
         14-11.       Indemnification
         14-12.       Rules of Construction.
         14-13.       Intent
         14-14.       Right of Set-Off
         14-15.       Maximum Interest Rate.
         14-16.       Waivers.

                                    EXHIBITS


         1-1               :        Lenders and Commitments
         1-2               :        Real Estate
         2-8               :        Revolving Credit Note
         4-2               :        Related Entities
         4-3               :        Trade Names.
         4-4               :        Locations.
         4-5               :        Encumbrances.
         4-6               :        Indebtedness.
         4-7               :        Insurance Policies.
         4-9               :        Leases.
         4-12              :        Taxes
         4-16              :        Litigation
         5-4               :        Borrowing Base Certificate
         5-12(a)           :        Financial Performance Covenants
         5-12(b)           :        Business Plan.
         7-1               :        DDA's.
         7-2               :        Credit Card Arrangements

-------------------------------------------------------------------------------

LOAN AND SECURITY AGREEMENT

-------------------------------------------------------------------------------


                                                               November 19, 1997


         THIS AGREEMENT is made between


                  BankBoston Retail Finance Inc. (in such capacity, the "AGENT"), a Delaware corporation with offices at 40 Broad Street Boston, Massachusetts 02109, as agent for the ratable benefit of the "LENDERS", who are, at present, those financial institutions identified on the signature pages of the within Agreement and who in the future are those Persons (if any) who become "Lenders" in accordance with the provisions of Section 2-15, below,

                  and

                  Sun Television and Appliances, Inc. (hereinafter, the "BORROWER"), an Ohio corporation with its principal executive offices at 6600 Port Road, Groveport, Ohio 43125 in consideration of the mutual covenants contained herein and benefits to be derived herefrom,


                                                       WITNESSETH:
ARTICLE 1 - DEFINITIONS.

         As herein used, the following terms have the following meanings or are defined in the section of the within Agreement so indicated:

         "ACCEPTABLE ACCOUNTS": (a) Such of the Borrower's Accounts as arise in the ordinary course of the Borrower's business, which Accounts have been determined by the Agent to be satisfactory and have been earned by performance, which Accounts are due to the Borrower from Beneficial or other institutions reasonably acceptable to the Agent, and as to which Accounts, the Agent has a perfected security interest which is prior and superior to all security interests, claims and Encumbrances.

                           (b) The following is a partial listing of those types of accounts or accounts receivable which are not Acceptable Accounts:
                                   (i) Any which is more than thirty (30) days old as shown on the agings of the Borrower's accounts receivable furnished the Agent from time to time.
                                   (ii)  Any which arises out of any sale made
                           on a basis other than upon terms usual to the business of the Borrower.
                                   (iii) Any as to which Beneficial or such
                           other institution asserts any claim, counterclaim, set off, or chargeback.
                                   (iv)  Any which is not owed by Beneficial or
                           another institution acceptable to the Agent.
                                   (v)   Any which the Agent in its sole
                           discretion considers unacceptable for any reason.

         "ACCEPTABLE INVENTORY": Such of the Borrower's Inventory, at such locations, and of such types, character, qualities and quantities, (net of Inventory Reserves) as the Agent in its sole discretion from time to time determines to be acceptable for borrowing, as to which Inventory, the Agent has a perfected security interest which is prior and superior to all security interests, claims, and Encumbrances.

         "ACCOUNTS" and "ACCOUNTS RECEIVABLE" include, without limitation, "accounts" as defined in the UCC, and also all: accounts, accounts receivable, credit card receivables, notes, drafts, acceptances, and other forms of obligations and receivables and rights to payment for credit extended and for goods sold or leased, or services rendered, whether or not yet earned by performance; all "contract rights" as formerly defined in the UCC; all Inventory which gave rise thereto, and all rights associated with such Inventory, including the right of stoppage in transit; all reclaimed, returned, rejected or repossessed Inventory (if any) the sale of which gave rise to any Account.

         "ACH": Automated clearing house.

         "ACCOUNT DEBTOR": Has the meaning given that term in the UCC, and includes, without limitation, Beneficial and other institutions acceptable to the Agent purchasing the Borrower's Accounts.

         "AFFILIATE": With respect to any two Persons, a relationship in which
                  (a) one holds, directly or indirectly, not less than Twenty Five Percent (25%) of the capital stock, beneficial interests, partnership interests, or other equity interests of the other; or (b) one has, directly or indirectly, Control of the other; or (c) not less than Twenty Five Percent (25%) of their respective ownership is directly or indirectly held by the same third Person.

         "AGENT": Is defined in the Preamble.

         "AGENT'S FEE": Is defined in Section 2-11(b).

         "AGENT'S RIGHTS AND REMEDIES":  Is defined in Section 11-6.

         "APPLICABLE ADVANCE RATE":  The following percentage during the period indicated:

         -----------------------------------------------------------------
         From                            To                         Rate
         -----------------------------------------------------------------
         Each September 15               Each December 14            65%
         -----------------------------------------------------------------
         Each December 15                Each September 14           60%
         -----------------------------------------------------------------

         "AVAILABILITY": Is defined in Section 2-1(b).

         "AVAILABILITY RESERVES: Such reserves as the Agent from time to time determines in the Agent's discretion as being appropriate to reflect the impediments to the Agent's ability to realize upon the Collateral. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on the following:

                                    (i)     Rent (based upon past due rent
                                            and/or whether or not Landlord's
                                            Waiver, acceptable to the Agent,
                                            has been received by the Agent).
                                    (ii)    In store customer credits.
                                    (iii)   Gift Certificates.
                                    (iv)    Layaways and Customer Deposits
                                    (v)     Taxes and other governmental
                                            charges, including, ad valorem,
                                            personal property, and other taxes
                                            which might have priority over the
                                            security interests of the Agent in
                                            the Collateral.
                                    (vi)    Real Estate (including, due to the
                                    failure of the Agent to have received
                                    acceptable, subordination, attornment and non-disturbance agreements from tenants of the Borrower).

         "BANKRUPTCY CODE":  Title 11, U.S.C., as amended from time to time.

         "BASE": The greater of the Base Rate announced from time to time by BankBoston, N.A. (or any successor in interest to BankBoston, N.A.), or the aggregate of one-half of one percent and the Federal Funds Rate. Any change in "Base" shall be effective, for purposes of the calculation of interest due hereunder, when such change is made effective generally by the bank on whose rate or index "Base" is being set.

         "BENEFICIAL": Beneficial Credit Services., a trade style of Beneficial
                  Ohio, Inc., Beneficial Kentucky, Inc.,Beneficial Consumer Discount Company, Beneficial Credit Services of New York, Inc. and Beneficial West Virginia, Inc.

         "BORROWER": Is defined in the Preamble.

         "BUSINESS DAY": Any day other than (a) a Saturday or Sunday; (b) any day on which banks in Boston, Massachusetts or Groveport, Ohio, generally are not open to the general public for the purpose of conducting commercial banking business; or (c) a day on which the Agent is not open to the general public to conduct business.

         "BUSINESS PLAN": The Borrower's business plan annexed hereto as
                  EXHIBIT 5-12(b) and any revision, amendment, or update of such business plan to which the Lender has provided its written approval.

         "CAPITAL EXPENDITURES": The expenditure of funds or the incurrence of liabilities which may be capitalized in accordance with GAAP.

         "CAPITAL LEASE": Any lease which may be capitalized in accordance with GAAP.

         "CHANGE IN CONTROL": The occurrence of any of the following:
                           (a) The acquisition, by any group of persons (within
                  the meaning of the Securities Exchange Act of 1934, as amended) or by any Person, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 20% or more of the issued and outstanding capital stock of the Borrower having the right, under ordinary circumstances, to vote for the election of directors of the Borrower.
                           (b) More than half of the persons who were directors
                  of the Borrower on the first day of any period consisting of Twelve (12) consecutive calendar months (the first of which Twelve (12) month periods commencing with the first day of the month during which the within Agreement was executed), cease, for any reason other than death or disability, to be directors of the Borrower.

         "CHATTEL PAPER": Has the meaning given that term in the UCC.

         "COLLATERAL": Is defined in Section 8-1 and includes the Real Estate as provided in Section 8-3.

         "CONCENTRATION ACCOUNT":  Is defined in Section 7-3.

         "CONTROL": A Person or group of Persons (the "Controlling Person") shall be deemed to Control another Person if such Controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract, or otherwise. Included among such powers, with respect to a corporation, are power to cause any of following:
                  (a) the election of a majority of its Board of Directors; (b) the issuance of additional shares of its common stock; (c) the issuance and designation of rights and shares of its preferred stock (if any); (d) the distribution and timing of dividends;
                  (e) the award of performance bonuses to its management; (f) the termination or severance of officers or key employees; and
                  (g) all or any similar matters.

         "COST": The calculated cost of purchases, as determined from invoices received by the Borrower, the Borrower's purchase journal or stock ledger, based upon the Borrower's accounting practices, known to the Agent, which practices are in effect on the date on which the within Agreement was executed. Cost shall at all times be reflective of the cost value of Inventory based upon the lowest ticketed or promoted price at which the subject inventory is offered to the public, after all mark-downs (whether or not such price is then reflected on the Borrower's accounting system). "Cost" does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrower's calculation of cost of goods sold.

         "COSTS OF COLLECTION" includes, without limitation, all attorneys' reasonable fees and reasonable out-of-pocket expenses incurred by the Agent's and any Lender's attorneys, and all reasonable costs incurred by the Agent or any Lender in the administration of the

                  Liabilities and/or the Loan Documents, including, without limitation, reasonable costs and expenses associated with travel on behalf of the Agent or any Lender, which costs and expenses are directly or indirectly related to or in respect of the Agent's and any Lender's: administration and management of the Liabilities; negotiation, documentation, and amendment of any Loan Document; or efforts to preserve, protect, collect, or enforce the Collateral, the Liabilities, and/or the Agent's Rights and Remedies and/or any of the Agent's rights and remedies against or in respect of any guarantor or other person liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts), but excluding, in any event those costs and expenses for which the Borrower is not responsible under Section 5-10 hereof. The Costs of Collection are Liabilities, and at the Agent's option may bear interest, if not paid within Three (3) Business Days after demand, at the rate which the Agent is then charging the Borrower hereunder as if such had been lent, advanced, and credited by the Agent to, or for the benefit of, the Borrower.

         "DDA": Any checking or other demand daily depository account maintained by the Borrower.

         "DEPOSIT ACCOUNT": Has the meaning given that term in the UCC.

         "DOCUMENTS": Has the meaning given that term in the UCC.

         "DOCUMENTS OF TITLE": Has the meaning given that term in the UCC.

         "DOLLAR COMMITMENT": As provided in the definition of "Revolving Credit
                Commitment", below.

         "EBITDA": The Borrower's earnings from continuing operations, before interest, taxes, depreciation, and amortization, each as determined in accordance with GAAP.

         "EARLY TERMINATION FEE":  Is defined in Section 2-12.

         "EMPLOYEE BENEFIT PLAN": As defined in ERISA.

         "ENCUMBRANCE": Each of the following:
                           (a) security interest, mortgage, pledge,
                  hypothecation, lien, attachment, or charge of any kind (including any agreement to give any of the foregoing); the interest of a lessor under a Capital Lease; conditional sale or other title retention agreement; sale of accounts receivable or chattel paper; or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person or which constitutes an interest in property to secure an obligation; each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise.
                           (b) The filing of any financing statement under the
                  UCC or comparable law of any jurisdiction.

         "END DATE": The date upon which both (a) all Liabilities have been paid in full and (b) all obligations of any Lender to make loans and advances and to provide other financial accommodations to the Borrower hereunder shall have been irrevocably terminated.

         "ENVIRONMENTAL LAWS": (a) Any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements which regulate or relate to, or impose any standard of conduct or liability on account of or in respect to environmental protection matters, including, without limitation, Hazardous Materials, as are now or hereafter in effect; and
                           (b) the common law relating to damage to Persons or
                  property from Hazardous Materials.

         "EQUIPMENT" includes, without limitation, "equipment" as defined in the UCC, and also all motor vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, store fixtures, furniture, and other goods, property, and assets which are used and/or were purchased by the Borrower for use in the operation or furtherance of the Borrower's business, and any and all accessions or additions thereto, and substitutions therefor.

         "ERISA": The Employee Retirement Security Act of 1974, as amended.

         "ERISA AFFILIATE": Any Person which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended.

         "EVENTS OF DEFAULT": Is defined in Article 10.

         "EXECUTIVE AGREEMENT": Any agreement or understanding (whether or not written) to which the Borrower is a party or by which the Borrower may be bound, which agreement or understanding relates to Executive Pay.

         "EXECUTIVE OFFICER": Each of R. Carter Pate, Dennis May, and any other
                  Person who (without regard to title) is the successor to any of the foregoing or who exercises a substantial portion of the authority being exercised, at the execution of the within Agreement, by any of the foregoing or a combination of such authority of more than one of the foregoing or who otherwise has Control of the Borrower.

         "EXECUTIVE PAY": All salary, bonuses, and other value directly or indirectly provided by or on behalf of the Borrower to or for the benefit of any Executive Officer or any Affiliate, spouse, parent, or child of any Executive Officer.

         "FEDERAL FUNDS RATE": For any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by BankBoston, N.A. from three Federal funds brokers of recognized standing selected by BankBoston, N.A.

         "FEE LETTER": That letter, styled the "Fee Letter" between the Borrower and the Agent, as such letter may from time to time be amended.

         "FIXTURES": Has the meaning given that term in the UCC.

         "FUNDING ACCOUNT": Is defined in Section 7-3.

         "GAAP": Principles which are consistent with those promulgated or adopted by the Financial Accounting Standards Board and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made, provided, however, in the event of a Material Accounting Change, then unless otherwise specifically agreed to by the Lender, (a) the Borrower's compliance with the financial performance covenants imposed pursuant to Section 5-12 shall be determined as if such Material Accounting Change had not taken place and (b) the Borrower shall include, with its monthly, quarterly, and annual financial statements a schedule, certified by the Borrower's chief financial officer, on which the effect of such Material Accounting Change to the statement with which provided shall be described.

         "GENERAL INTANGIBLES" includes, without limitation, "general intangibles" as defined in the UCC; and also all: rights to payment for credit extended; deposits; amounts due to the Borrower; credit memoranda in favor of the Borrower; warranty claims; tax refunds and abatements; insurance refunds and premium rebates; all means and vehicles of investment or hedging, including, without limitation, options, warrants, and futures contracts; records; customer lists; telephone numbers; goodwill; causes of action; judgments; payments under any settlement or other agreement; literary rights; rights to performance; royalties; license and/or franchise fees; rights of admission; licenses; franchises; license agreements, including all rights of the Borrower to enforce same; permits, certificates of convenience and necessity, and similar rights granted by any governmental authority; patents, patent applications, patents pending, and other intellectual property; internet addresses and domain names; developmental ideas and concepts; proprietary processes; blueprints, drawings, designs, diagrams, plans, reports, and charts; catalogs; manuals; technical data; computer software programs (including the source and object codes therefor), computer records, computer software, rights of access to computer record service bureaus, service bureau computer contracts, and computer data; tapes, disks, semi-conductors chips and printouts; trade secrets rights, copyrights, mask work rights and interests, and derivative works and interests; user, technical reference, and other manuals and materials; trade names, trademarks, service marks, and all goodwill relating thereto; applications for registration of the foregoing; and all other general intangible property of the Borrower in the nature of intellectual property; proposals; cost estimates, and reproductions on paper, or otherwise, of any and all concepts or ideas, and any matter related to, or connected with, the design, development, manufacture, sale, marketing, leasing, or use of any or all property produced, sold, or leased, by the Borrower or credit extended or services performed, by the Borrower, whether intended for an individual customer or the general business of the Borrower, or used or useful in connection with research by the Borrower.

         "GOODS": Has the meaning given that term in the UCC.

         "GROSS MARGIN": With respect to the subject accounting period for which being calculated, the following (determined in accordance with the retail method of accounting):

                        Sales (Minus) Cost of Goods Sold
                                      Sales

         "GUARANTORS": All subsidiaries of the Borrower, presently existing and hereafter organized or acquired (nothing herein being deemed a waiver of the provisions of Section 4-17 hereof).

         "HAZARDOUS MATERIALS:" Any (a) hazardous materials, hazardous waste, hazardous or toxic substances, petroleum products, which (as to any of the foregoing) are defined or regulated as a hazardous material in or under any Environmental Law and (b) oil in any physical state.

         "INDEBTEDNESS": All indebtedness and obligations of or assumed by any
                  Person on account of or in respect to any of the following:
                           (a) In respect of money borrowed (including any
                  indebtedness which is non-recourse to the credit of such Person but which is secured by an Encumbrance on any asset of such Person) whether or not evidenced by a promissory note, bond, debenture or other written obligation to pay money.
                           (b) For the payment of the purchase price of goods or
                  services deferred for more than Thirty (30) days beyond then current trade terms provided to such person by the supplier of such goods or services.

                           (c) In connection with any letter of credit or
                  acceptance transaction (including, without limitation, the face amount of all letters of credit and acceptances issued for the account of such Person or reimbursement on account of which such Person would be obligated).
                           (d) In connection with the sale or discount of
                  accounts receivable or chattel paper of such Person.
                           (e) On account of deposits or advances.
                           (f) As lessee under Capital Leases.
                  "INDEBTEDNESS" of any Person shall also include:
                                    (x) Indebtedness of others secured by an
                           Encumbrance on any asset of such Person, whether or not such Indebtedness is assumed by such Person.
                                    (y) Any guaranty, endorsement, suretyship or
                           other undertaking pursuant to which that Person may be liable on account of any obligation of any third party.
                                    (z) The Indebtedness of a partnership or
                           joint venture in which such Person is a general partner or joint venturer.

         "INDEMNIFIED PERSON": Is defined in Section 14-11.

         "INSTRUMENTS": Has the meaning given that term in the UCC.

         "INVESTMENT PROPERTY": Has the meaning given that term in the UCC.

         "INVENTORY" includes, without limitation, "inventory" as defined in the UCC and also all: packaging, advertising, and shipping materials related to any of the foregoing, and all names or marks affixed or to be affixed thereto for identifying or selling the same; Goods held for sale or lease or furnished or to be furnished under a contract or contracts of sale or service by the Borrower, or used or consumed or to be used or consumed in the Borrower's business; Goods of said description in transit: returned, repossessed and rejected Goods of said description; and all documents (whether or not negotiable) which represent any of the foregoing.

         "INVENTORY RESERVES": Such Reserves as may be established from time to time by the Agent in the Agent's discretion with respect to the determination of the saleability, at retail, of the Acceptable Inventory or which reflect such other factors as affect the market value of the Acceptable Inventory. Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on the following:
                             (i) Obsolescence (determined based upon Inventory on hand beyond a given number of days).
                             (ii)        Seasonality.
                             (iii)       Shrinkage.
                             (iv)        Imbalance.
                             (v)         Change in Inventory character.
                             (vi)        Change in Inventory composition
                             (vii)       Change in Inventory mix.
                             (viii)      Markdowns (both permanent and point of
                                         sale)
                             (ix) Retail markons and markups inconsistent with prior period practice and performance; industry standards;
                                         current business plans; or advertising
                                         calendar and planned advertising
                                         events.

         "ISSUER": The issuer of any L/C, which shall be BankBoston, N.A. or any other bank approved by the Borrower and the Agent to issue L/Cs.

         "L/C": Any "standby" letter of credit, the issuance of which is procured by the Agent for the account of the Borrower.

         "L/C FEE": Is defined in Section 2-16(a).

         "LEASE": Any lease or other agreement, no matter how styled or structured, pursuant to which the Borrower is entitled to the use or occupancy of any space.

         "LENDERS": Defined in the Preamble to the within Agreement.

         "LIABILITIES" (in the singular, "LIABILITY") includes, without limitation, all and each of the following, with respect to any of the Loan Documents, whether now existing or hereafter arising:
                           (a) Any and all direct and indirect liabilities,
                  debts, and obligations of the Borrower to the Agent or any Lender, each of every kind, nature, and description.
                           (b) Each obligation to repay any loan, advance,
                  indebtedness, note, obligation, overdraft, or amount now or hereafter owing by the Borrower to the Agent or any Lender (including all future advances whether or not made pursuant to a commitment by the Agent or any Lender), whether or not any of such are liquidated, unliquidated, primary, secondary, secured, unsecured, direct, indirect, absolute, contingent, or of any other type, nature, or description, or by reason of any cause of action which the Agent or any Lender may hold against the Borrower.
                           (c) All notes and other obligations of the Borrower
                  now or hereafter assigned to or held by the Agent or any Lender, each of every kind, nature, and description.
                           (d) All interest, fees, and charges and other amounts
                  which may be charged by the Agent or any Lender to the Borrower and/or which may be due from the Borrower to the Agent or any Lender from time to time.
                           (e) Except as otherwise provided in Section 5-10
                  hereof, all costs and expenses incurred or paid by the Agent or any Lender in respect of any agreement between the Borrower and Agent or any the Lender or instrument furnished by the Borrower to the Agent or any Lender (including, without limitation, Costs of Collection, attorneys' reasonable fees, and all court and litigation costs and expenses).
                           (f) Any and all covenants of the Borrower to or with
                  the Agent or any Lender and any and all obligations of the Borrower to act or to refrain from acting in accordance with any agreement between the Borrower and the Agent or any Lender or instrument furnished by the Borrower to the Agent or any Lender.

         "LINE FEE": Is defined in Section 2-11(b).

         "LOAN ACCOUNT": Is defined in Section 2-7.

         "LOAN CEILING": $100,000,000.00.

         "LOAN DOCUMENTS": The within Agreement, each instrument and document executed and/or delivered as contemplated by Article 3, below, and each other instrument or document from time to time executed and/or delivered in connection with the arrangements contemplated hereby, and any other instruments, documents, agreements and facilities entered into in connection with or relating to this Agreement, including, without limitation, cash management agreements and letter of credit reimbursement agreements with the Issuer, as each may be amended from time to time.

         "LOCAL DDA": One or more depository accounts maintained by the Borrower, the only contents of which may be transfers from the Funding Account and actually used solely (i) for petty cash purposes; or (ii) for payroll.

         "MATERIAL ACCOUNTING CHANGE": Any change in GAAP applicable to accounting periods subsequent to the Borrower's fiscal year most recently completed prior to the execution of the within Agreement, which change has a material effect on the Borrower's financial condition or operating results, as reflected on financial statements and reports prepared by or for the Borrower, when compared with such condition or results as if such change had not taken place or where preparation of the Borrower's statements and reports in compliance with such change results in the breach of a financial performance covenant imposed pursuant to Section 5-12 where such a breach would not have occurred if such change had not taken place or visa versa.

         "MATURITY DATE": February 28, 2000.

         "MAXIMUM LOAN EXPOSURE": The lesser, on any day, of
                        (a) the amount determined in accordance with Section 2-1(b)(i); or
                        (b) the amount determined in accordance with Section 2-1(b)(ii) hereof, in each instance ((a) or (b)) determined without deduction from said amount of the unpaid principal balance of the Loan Account on that day.

         "NET PROCEEDS": The entire proceeds received from a sale or other disposition of any of the assets of the Borrower, less (i) the reasonable costs and expenses incident to realizing such proceeds, including, without limitation, reasonable brokerage commissions and reasonable legal fees and expenses of counsel, and (ii) amounts required to be paid on account of the Term Loan on account thereof (with respect to the Real Estate and Segregated Account only).

         "PERMITTED ENCUMBRANCES": Those Encumbrances permitted as provided in
                  Section 4-5(a) hereof.

         "PERSON": Any natural person, and any corporation, limited liability company, trust, partnership, joint venture, or other enterprise or entity.

         "PROCEEDS": include, without limitation, "Proceeds" as defined in the UCC (defined below), and each type of property described in
                   Section 8-1 hereof.

         "REAL ESTATE": All land and improvements thereon now owned or hereafter acquired by the Borrower or any Guarantor (other than interests under any Leases, as lessee).

         "RECEIPTS": All cash, cash equivalents, checks, and credit card slips and receipts as arise out of the sale of the Collateral.

         "RECEIVABLES COLLATERAL": That portion of the Collateral which consists of the Borrower's Accounts, Accounts Receivable, contract rights, General Intangibles, Chattel Paper, Instruments, Documents of Title, Documents, Securities, letters of credit for the benefit of the Borrower, and bankers' acceptances held by the Borrower, and any rights to payment.

         "RECEIVABLES RESERVES": Such Reserves as may be established from time to time by the Agent, in the Agent's discretion, which reflect such factors as may affect the collectibility of the Borrower's Acceptable Accounts. Without limiting the generality of the foregoing, Receivables Reserves may include (but are not limited to) reserves based upon dilution.

         "RELATED ENTITY": (a) Any corporation, limited liability company, trust, partnership, joint venture, or other enterprise which: is a parent, brother-sister, subsidiary, or affiliate, of the Borrower; could have such enterprise's tax returns or financial statements consolidated with the Borrower's; could be a member of the same controlled group of corporations (within the meaning of Section 1563(a)(1), (2) and (3) of the Internal Revenue Code of 1986, as amended from time to time) of which the Borrower is a member; Controls or is Controlled by the Borrower or by any Affiliate of the Borrower.
                           (b) Any Affiliate.

         "REQUIREMENT OF LAW":  As to any Person:
                           (a)(i) All statutes, rules, regulations, orders, or
                  other requirements having the force of law and (ii) all court orders and injunctions, arbitrator's decisions, and/or similar rulings, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, panel, or other body which has or claims jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.
                           (b) That Person's charter, certificate of
                  incorporation, articles of organization, and/or other organizational documents, as applicable; and (c) that Person's by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

         "RESERVES": All (if any) Availability Reserves, Receivable Reserves, and Inventory Reserves.

         "REVOLVING CREDIT": Is defined in Section 2-1.

         "REVOLVING CREDIT COMMITMENT" With respect to each Lender, the
                  Commitment Percentage of Revolving Credit Loans set forth on
                  EXHIBIT 1-1 hereto (not to exceed the Dollar Commitment set forth on said EXHIBIT 1-1 hereto) as the amount of such Lender's Commitment to make Revolving Credit Loans to the Borrower, as the same may be reduced from time to time in accordance with ss.ss.2-13 and 2-19 hereof.

         "REVOLVING CREDIT COMMITMENT FEE": Is defined in Section 2-11(a).

         "REVOLVING CREDIT NOTE": Is defined in Section 2-8.

         "SEGREGATED ACCOUNT": The segregated cash collateral account established by the Borrower into which a portion of the proceeds of the Term Loan are to be deposited pending the Borrower's usage thereof in accordance with the instruments, documents, and agreements evidencing the Term Loan.

         "STATED AMOUNT": The maximum amount for which an L/C may be honored.

         "SUSPENSION EVENT": Any occurrence, circumstance, or state of facts which (a) is an Event of Default; or (b) would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not absolutely cured within any applicable grace period.

         "TERM LOAN": The Senior Secured Term Loans in the aggregate principal amount of $25,000,000.00 to be made to the Borrower contemporaneously herewith by the Term Loan Lender.

         "TERM LOAN LENDER": The Person who agrees to make the Term Loan to the Borrower, who initially is BankBoston Retail Finance Inc.

         "TERMINATION DATE": The earliest of (a) the Maturity Date; or (b) the occurence of any event described in Sections 10-10 or 10-11, below; or (c) the Agent's notice to the Borrower setting the Termination Date on account of the occurrence of any Event of Default other than as described in Sections 10-10 or 10-11, below.

         "UCC":     The Uniform Commercial Code as presently in effect in
                  Massachusetts (Mass. Gen. Laws, Ch. 106).

ARTICLE 2 - THE REVOLVING CREDIT

         2-1.     Establishment of Revolving Credit.
                  (a) The Lenders hereby establish a revolving line of credit (the "REVOLVING CREDIT") in the Borrower's favor pursuant to which each Lender, subject to, and in accordance with, the within Agreement, acting through the Agent, shall make loans and advances and otherwise provide financial accommodations to and for the account of the Borrower as provided herein, in each instance equal to that Lender's Revolving Credit Commitment Percentage of Availability, up to the maximum amount of that Lender's Revolving Credit Commitment. The amount of the Revolving Credit shall be determined by the Agent by reference to Availability, as determined by the Agent from time to time hereafter. All loans made by the Revolving Credit Lender under this Agreement are payable as provided herein.
                  (b) As used herein, the term "AVAILABILITY" refers at any time to the lesser of (i) or (ii), below, where:
                           (i)      Is the result of:
                                    (A)     The Loan Ceiling.
                                    Minus
                                    (B)     The then unpaid principal balance of
                                            the Loan Account.
                                    Minus
                                    (C)     The then aggregate of such
                                            Availability Reserves as may have
                                            been established by the Agent as
                                            provided herein.
                                    Minus
                                    (D) The then Stated Amount of all L/Cs. (ii)
                           Is the result of:
                                    (A)     up to the then Applicable Advance
                                            Rate of the Cost of Acceptable
                                            Inventory.
                                    Plus
                                    (B)     up to forty-five percent (45%)
                                            (subject to adjustment as provided
                                            in Section 2-1(d), below) of the
                                            difference between (1) the face
                                            amount of the Borrower's Acceptable
                                            Accounts and (2) the then existing
                                            Receivables Reserves.

                                    Minus
                                    (C)     The then unpaid principal balance of
                                            the Loan Account.
                                    Minus
                                    (D)     The then aggregate of such
                                            Availability Reserves as may have
                                            been established by the Agent as
                                            provided herein.
                                    Minus
                                    (E) The then Stated Amount of all L/Cs.
                  (c) Availability shall be based upon Borrowing Certificates furnished as provided in Section 5-4 hereof.
                  (d) The Agent may, in its discretion, increase the advance rate for Acceptable Accounts from up to forty-five percent (45%) to a percentage not to exceed eighty percent (80%) upon the Agent's satisfaction that the Borrower's systems and controls are adequate to allow the accurate and timely reporting and monitoring of information required by the Agent with respect to the Borrower's Accounts.
                  (e) The proceeds of borrowings under the Revolving Credit shall be used solely to refinance the Borrower's existing working capital line of credit with The CIT Group/Business Credit, Inc. and other lenders party to such loan arrangement, and in accordance with the Business Plan for working capital purposes of the Borrower and for its Capital Expenditures, all solely to the extent permitted by the within Agreement.

         2-2. Advances in Excess of Maximum Loan Exposure. No Lender has any obligation to make any loan or advance, or otherwise to provide any credit for the benefit of the Borrower such that the balance of the Loan Account exceeds Maximum Loan Exposure. The making of loans, advances, and credits and the providing of financial accommodations in excess of Maximum Loan Exposure is for the benefit of the Borrower and does not affect the obligations of the Borrower hereunder; such loans, advances, credits, and financial accommodations constitute Liabilities. The making of any such loans, advances, and credits and the providing of financial accommodations, on any one occasion such that Maximum Loan Exposure is exceeded shall not obligate any Lender to make any such loans, credits, or advances or to provide any financial accommodation on any other occasion nor to permit such loans, credits, or advances to remain outstanding.

         2-3.     Initial Reserves.
                  (a) The following are the only Reserves in effect at the execution of this Agreement:
                           (i) Gift Certificates and Customer Credits (an Availability Reserve): 50% of the outstanding amount thereof from time to time.
                           (ii) Dilution (a Receivable Reserve): 12% of outstanding Acceptable Accounts from time to time.
                           (iii) Shrinkage (an Inventory Reserve): 2.5% of the Borrower's then Acceptable Inventory from time to time.
                           (iv) Return to Vendors (an Inventory Reserve): The amount thereof outstanding from time to time on the Borrower's books and records maintained in the ordinary course.
                           (v) Net Realizable Value/Markdowns (an Inventory Reserve): The amount thereof outstanding from time to time on the Borrower's books and records maintained in the ordinary course.
                           (vi) Sales Taxes (an Inventory Reserve): The amount thereof outstanding from time to time on the Borrower's books and records maintained in the ordinary course.
                           (vii) Damage (an Inventory Reserve): The amount thereof outstanding from time to time on the Borrower's books and records maintained in the ordinary course.
                           (viii) Real Estate (an Availability Reserve): The sum of $968,804.00, which Reserve shall be terminated upon the Agent's receipt of Subordination, Attornment and Non-Disturbance Agreements (in form reasonably satisfactory to the Agent) from the tenants at the Borrower's Chapel Hill Center property.
                           (ix)  Rent (an Availability Reserve):  The sum of
$2,295,200.00, which Reserve shall be adjusted upon the Agent's receipt of

Landlord's Waivers (in addition to those delivered upon the execution hereof) and shall be terminated upon the Agent's receipt of waivers or subordinations (each in form reasonably satisfactory to the Agent) executed by (a) each of the owners of the Borrower's leased warehouses, (b) seventy-five percent (75%) of the Borrower's landlords, and (c) without duplication, the landlords for any of the Borrower's stores located in a jurisdiction in which the landlord could obtain an Encumbrance on any of the Borrower's assets having priority over the lien granted to the Agent.

                  (b) The Lender will not establish any other Reserves, or make any material change to any of the above Reserves, except upon not less than five
(5) Business Days prior notice to the Borrower.

         2-4.     Risks of Value of Collateral. The Agent's reference to a
given asset in connection with the making of loans, credits, and advances under the Revolving Credit and/or the monitoring of compliance with the provisions hereof shall not be deemed a determination by the Agent or any Lender relative to the actual value of the asset in question. All risks concerning the saleability of the Borrower's Inventory are and remain upon the Borrower. All Collateral secures the prompt, punctual, and faithful performance of the Liabilities whether or not relied upon by the Agent or by any Lender in connection with the making of loans, credits, and advances and the providing of financial accommodations under the Revolving Credit.

         2-5.     Loan Requests.
                  (a) Subject to the provisions of the within Agreement, a loan or advance under the Revolving Credit duly and timely requested by the Borrower shall be made pursuant hereto, provided that:
                           (i)   Maximum Loan Exposure will not be exceeded; and
                           (ii) The Revolving Credit has not been suspended as provided in Section 2-5(f).
Loans under the Revolving Credit which are requested by 1:00PM on a Business Day will be made by the end of business on that Business Day; otherwise, by the end of the then next Business Day.

                  (b) Requests for loans and advances under the Revolving Credit, each in an amount of not less than Ten Thousand Dollars ($10,000.00), may be requested by the Borrower in such manner as may from time to time be reasonably acceptable to the Agent.
                  (c) If, during the Fifteen (15) days immediately preceding the day on which a loan request is made there has been no unpaid principal balance in the Loan Account on account of loans and advances under the Revolving Credit, the loan so requested shall be made (subject to all other provisions of the within Agreement) no later than the Fifth Business Day after (and not counting) the day on which the loan otherwise would have been made as provided above.
                  (d) The Agent may rely on any request for a loan or advance, or other financial accommodation under the Revolving Credit which the Agent, in good faith, believes to have been made by a person duly authorized to act on behalf of the Borrower and may decline to make any such requested loan or advance, or issuance, or to provide any such financial accommodation pending the Agent's being furnished with such documentation concerning that person's authority to act as may be reasonably satisfactory to the Agent.
                  (e) A request by the Borrower for a loan or advance, or other financial accommodation under the Revolving Credit shall be irrevocable and shall constitute certification by the Borrower that as of the date of such request, each of the following is true and correct:
                      (i) There has been no material adverse change in the Borrower's financial condition from the most recent financial information furnished Agent or any Lender pursuant to this Agreement.
                      (ii) The Borrower is in compliance with, and has not breached any of, its covenants contained in this Agreement.
                      (iii) Each representation which is made herein or in any of the Loan Documents (defined below) is then true and complete as of and as if made on the date of such request, unless such representation expressly relates to an earlier date.
                      (iv)  No Suspension Event is then extant.
                  (f) Upon the occurrence from time to time of any Suspension
Event:

                           (i) The Agent may suspend the Revolving Credit immediately.
                           (ii) Neither the Agent nor any Lender shall be obligated, during such suspension, to make any loans or advance, to seek the issuance of any L/C, or to provide any financial accommodation hereunder.

         2-6.     Making of Loans Under Revolving Credit.
                  (a) A loan or advance under the Revolving Credit shall be made by the transfer of the proceeds of such loan or advance to the Funding Account or as otherwise instructed by the Borrower.
                  (b) A loan or advance shall be deemed to have been made under the Revolving Credit at (and the Borrower shall be indebted to the Lenders for the amount thereof immediately upon):
                      (i) The Agent's transfer of the proceeds of such loan or advance in accordance with the Borrower's instructions (if such loan or advance is of funds requested by the Borrower).
                      (ii) The charging of the amount of such loan to the Loan Account (in all other circumstances).
                  (c) There shall not be any recourse to, nor liability of, the Agent or any Lender (except for their gross negligence or willful misconduct), on account of:
                      (i) Any delay in the making of any loan or advance requested under the Revolving Credit.
                      (ii) Any delay in the proceeds of any such loan or advance constituting collected funds.
                      (iii) Any delay in the receipt, and/or any loss, of funds which constitute a loan or advance under the Revolving Credit, the wire transfer of which was properly initiated by the in accordance with wire instructions provided to the Agent by the Borrower.

         2-7.     The Loan Account.
                  (a) An account ("LOAN ACCOUNT") shall be opened on the books of the Agent , in which Loan Account a record may be kept of all Liabilities and of all payments thereon.

                  (b) The Agent may also keep a record (either in the Loan Account or elsewhere, as the Agent may from time to time elect) of all interest, fees, service charges, costs, expenses, and other debits owed the Lender on account of the Liabilities and of all credits against such amounts so owed.
                  (c) All credits against the Liabilities shall be conditional upon final payment to the Lenders of the items giving rise to such credits. The amount of any item credited against the Liabilities which is charged back against Agent or any Lender for any reason or is not so paid shall be a Liability and shall be added to the Loan Account, whether or not the item so charged back or not so paid is returned. The Agent will use its best efforts to furnish the Borrower with prompt notice of any item so charged back against the Agent or any Lender.
                  (d) Except as otherwise provided herein, all fees, service charges, costs, and expenses for which the Borrower is obligated hereunder are payable three (3) Business Days after demand. In the determination of Availability, the Agent may deem fees, service charges, accrued interest, and other payments as having been advanced under the Revolving Credit whether or not such amounts are then due and payable.
                  (e) The Agent, without the request of the Borrower, may advance under the Revolving Credit any interest, fee, service charge, or other payment to which the Agent or any Lender is entitled from the Borrower pursuant hereto or, unless otherwise notified in writing by the Borrower, any interest or commitment fees to which the Term Loan Lender is due under the Term Loan and may charge the same to the Loan Account notwithstanding that such amount so advanced may result in Availability's being exceeded. Such action on the part of the Agent shall not constitute a waiver of the Lender's rights under Section 2-9(b), below. Any amount which is added to the principal balance of the Loan Account as provided in this Section shall bear interest at the interest rate applicable from time to time to the unpaid principal balance of the Loan Account.
                  (f) Any statement rendered by the Agent or any Lender to the Borrower concerning the Liabilities shall be considered correct and accepted by the Borrower and shall, absent manifest error, be conclusively binding upon the Borrower unless the Borrower provides the Agent with written objection thereto within forty-five (45) days from the mailing of such statement, which written objection shall indicate, with particularity, the reason for such objection. The Loan Account and the Agent's books and records concerning the loan arrangement contemplated herein and the Liabilities shall be prima facie evidence and proof of the items described therein.

         2-8.     The Revolving Credit Notes. The obligation to repay loans and advances under the Revolving Credit, with interest as provided herein, shall be evidenced by Notes (each, a "REVOLVING CREDIT NOTE") in the form of EXHIBIT 2-8, annexed hereto, executed by the Borrower, one payable to each Lender. Neither the original nor a copy of any Revolving Credit Note shall be required, however, to establish or prove any Liability. In the event that any Revolving Credit Note is ever lost, mutilated, or destroyed, the Borrower shall execute a replacement thereof and deliver such replacement to the Agent.

         2-9.     Payment of The Loan Account.
                  (a) The Borrower may repay all or any portion of the principal balance of the Loan Account from time to time until the Termination Date.
                  (b) The Borrower, upon demand of the Agent or any Lender, shall pay the Agent that amount, from time to time, which is necessary so that the unpaid balance of the Loan Account does not exceed Maximum Loan Exposure.
                  (c) The Borrower, without notice or demand from the Agent or any Lender, shall pay the Agent, for the ratable benefit of the Lenders, the Net Proceeds from the sale by the Borrower of (i) any of its capital stock, whether in a secondary offering or otherwise and (ii) its assets (other than: sales or dispositions of Inventory in the ordinary course) immediately on receipt of such Net Proceeds by the Borrower. As long as no Suspension Event then exists, subject to the other limitations of this Agreement, amounts prepaid under this
Section 2-9(c) may be reborrowed. Nothing contained herein shall be deemed to constitute the Agent's or the Lenders' consent to any such sale or disposition or a waiver of the provisions of Section 4-11(d) hereof.
                  (d) The Borrower shall repay the then entire unpaid balance of the Loan Account and all other Liabilities on the Termination Date.

         2-10.    Interest.
                  (a) The unpaid principal balance of the Loan Account shall bear interest, until repaid (calculated based upon a 360-day year and actual days elapsed), at the aggregate of Base plus 0.5% per annum.
                  (b) Following the occurrence of any Event of Default (and whether or not the Agent exercises any of the Agent's rights on account of such Event of Default), all loans and advances made under the Revolving Credit shall bear interest, at the option of the Agent at a rate which is the aggregate of the rate provided for in Section 2-10(a), above, plus Two Percent (2%) per annum.
                  (c) Accrued interest shall be payable:
                      (i) Monthly in arrears on the first day of the month next following that during which such interest accrued.
                      (ii)   On the Termination Date.
                      (iii)  On the End Date.

         2-11.    Commitment, Agent's, and Line Fee.
                  (a) As compensation for the Lenders' respective commitments included herein to make loans and advances to the Borrower and as compensation for the Lenders' respective maintenance of sufficient funds available for such purpose, the Lenders have earned a REVOLVING CREDIT COMMITMENT FEE (so referred to herein) as set forth the Fee Letter.
                  (b) In addition to any other fee or expense paid by the Borrower on account of the Revolving Credit, the Borrower shall pay the Agent an AGENT'S FEE (so referred to herein) as set forth the Fee Letter.
                  (c) In addition to any other fee or expense paid by the Borrower on account of the Revolving Credit, the Borrower shall pay the Agent a LINE FEE (so referred to herein) in arrears, on the first day of each quarter (and on the Termination Date). The Line Fee shall be equal to 0.375% per annum of the difference, during the quarter just ended (or relevant period with respect to the payment being made on the Termination Date) between the Loan Ceiling for such period and the average unused portion of the Revolving Credit during such period.

                  (d) In addition to any other right to which the Agent is then entitled on account thereof, the Agent may (but shall not be obligated to) assess an additional fee payable by the Borrower on account of the accommodation, from time to time, by the Agent to the Borrower's request that the Agent depart or dispense with one or more of the administrative provisions of the within Agreement and/or the Borrower's failure to comply with any of such provisions.
                           (i) By way of non-exclusive example, the Agent may assess a fee on account of any of the following:
                                    (A) The Borrower's failure to pay that
                  amount which is necessary so that the principal balance of the Loan Account does not exceed Maximum Permitted Exposure (as required under Section 2-9(b) hereof).
                                    (B) The providing of a loan or advance under
                  the Revolving Credit such that Maximum Loan Exposure would be exceeded.
                                    (C) The providing of a same Business Day
                  loan requested after the time set forth in Sections 2-5(a), 2-5(b) hereof.
                                    (D) The Borrower's failure to provide a
                  financial statement or report within the applicable time frame provided for such report under Article 5 hereof.
                           (ii) The inclusion of the foregoing right on the part of the Agent to assess a fee does not constitute an obligation, on the part of the Agent, to waive any provision of the within Agreement under any circumstances. The assessment of any such fee in any particular circumstance shall not constitute the Agent's waiver of any breach of the within Agreement on account of which such fee was assessed nor a course of action on which the Borrower may rely.
                  (e) The Borrower shall not be entitled to any credit, rebate or repayment of any Revolving Credit Commitment Fee, Agent's Fee, Line Fee, or other fee previously earned by the Agent or any Lender pursuant to this Section notwithstanding any termination of the within Agreement or suspension or termination of the Agent's and any Lender's respective obligation to make loans and advances hereunder.

         2-12     Early Termination Fees.
                  In the event that the Revolving Credit is terminated prior to the Maturity Date for any reason, which termination is not in concert with the refinancing of the Revolving Credit with a credit facility provided or led by the Agent or any Affiliate thereof, then the Borrower shall pay the Agent an EARLY TERMINATION FEE (so referred to herein) equal to the following percentage of the then Loan Ceiling on such Termination Date:

         ------------------------------------------------------
         Termination Date Prior                Percentage of
         to November 20:                       Loan Ceiling
         ------------------------------------------------------
         1998                                  1.0%
         ------------------------------------------------------
         1999                                  0.50%
         ------------------------------------------------------

         2-13     Voluntary Reduction of the Loan Ceiling. The Borrower may
reduce the Loan Ceiling, in whole or in part from time to time, on any interest payment date, by furnishing three (3) Business Days' written notice to the Agent. Upon the effective date of any such reduction, the Borrower shall pay to the Agent a pro rata portion (as to the amount of the reduction) of the Early Termination Fees under Section 2-12 hereof, and the accrued Line Fee as of the date of such reduction or termination. No reduction or termination of the Loan Ceiling may be reinstated.

         2-14.    Agent's and Lenders' Discretion.
                  (a) Each reference in the Loan Documents to the exercise of discretion or the like by the Agent or any Lender shall be to that Person's reasonable exercise of its judgment, in good faith (which shall be presumed), based upon that Person's consideration of any such factor as the Agent or that Lender, taking into account information of which that Person then has actual knowledge, believes:
                      (i) Will or reasonably could be expected to affect the value of the Collateral, the enforceability of the Agent's security and collateral interests therein, or the amount which the Agent would likely realize therefrom (taking into account delays which may possibly be encountered in the Lender's realizing upon the Collateral and likely Costs of Collection).

                           (ii) Indicates that any report or financial information delivered to the Agent or any Lender by or on behalf of the Borrower is incomplete, inaccurate, or misleading in any material manner or was not prepared in accordance with the requirements of the within Agreement.
                           (iii) Suggests an increase in the likelihood that the Borrower will become the subject of a bankruptcy or insolvency proceeding.
                           (iv)  Constitutes a Suspension Event.
                  (b) In the exercise of such judgment, the Agent and each Lender also may take into account any of the following factors:
                           (i)   Those included in, or tested by, the
         definitions of "Acceptable Inventory and "Cost".
                           (ii) A material change in the current financial and business climate of the industry in which the Borrower competes (having regard for the Borrower's position in that industry).
                           (iii) General macroeconomic conditions which have a material effect on the Borrower's cost structure.
                           (iv) Material changes in or to the mix of the Borrower's Inventory.
                           (v) Seasonality with respect to the Borrower's Inventory and patterns of retail sales.
                           (vi) Such other factors as the Agent and each Lender determines as having a material bearing on credit risks associated with the providing of loans and financial accommodations to the Borrower.
                  (c) The burden of establishing the failure of the Agent or any Lender to have acted in a reasonable manner in such Person's exercise of discretion shall be the Borrower's.

         2-15     Procedures For Issuance of L/C's.
                  (a) The Borrower may request that the Agent cause the issuance of L/Cs for the account of the Borrower. Each such request shall be in such manner as may from time to time be acceptable to the Agent and the Issuer.
                  (b) The Agent will cause the issuance of any L/C so requested by the Borrower, provided that, at the time that the request is made, the

Revolving Credit has not been suspended as provided in Section 2-5(f) and if so issued:
                           (i) The aggregate Stated Amount of all L/C's then outstanding, does not exceed One Million Dollars ($1,000,000.00).
                           (ii) The expiry of the L/C is not later than the earlier of the Maturity Date or One (1) year from initial issuance.
                           (iii) Maximum Loan Exposure would not be exceeded.
                  (c) The Borrower shall execute such documentation to apply for and support the issuance of an L/C as may be reasonably and customarily required by the Issuer.

                  (d) There shall not be any recourse to, nor liability of, the Agent or any Revolving Credit Lender on account of
                           (i)   Any delay by an Issuer to issue an L/C;
                           (ii)  Any action or inaction of an Issuer on account
of or in respect to, any L/C.
                  (e) Immediately upon the drawing under any L/C, the Borrower shall reimburse the Issuer, for the amount of such drawing. In the event the Borrower does not so reimburse the Issuer, the Agent, without the request of the Borrower, may cause the advance under the Revolving Credit of any amount which the Borrower is so obligated to reimburse the Issuer or for which the Borrower, the Issuer, or the Revolving Credit Lenders become obligated on account of, or in respect to, any L/C. Such advance shall be made whether or not a Suspension Event is then extant or such advance would result in Maximum Loan Exposure's being exceeded. Such action shall not constitute a waiver of the Agent's rights under Section 2-9(b) hereof.

         2-16.    Fees For L/C's.
                  (a) The Borrower shall pay the Agent, monthly in arrears, on the first day of the month then next following, a fee (the "L/C FEES") equal to the greatest of (i) $500.00, or (ii) Two Percent (2%) of the Stated Amount of any L/C, or (iii) Two Percent (2%) per annum of the Stated Amount of any L/C. Following the occurrence of any Event of Default (and whether or not the Agent exercises any of the Agent's rights on account of such Event of Default), all L/C Fees shall, at the option of the Agent be increased by Two Percent (2%) per annum.

                  (b) In addition to the fee to be paid as provided in Subsection 2-16(a), above, the Borrower shall pay to the Agent (or to the Issuer, if so requested by Agent), on demand, all issuance, processing, negotiation, amendment, and administrative fees and other amounts customarily charged by the Issuer on account of, or in respect to, any L/C.

         2-17.    Concerning L/C's.
                  (a) None of the Issuer, the Issuer's correspondents, or any advising, negotiating, or paying bank with respect to any L/C shall be responsible (absent any gross negligence or willful misconduct of any of them) in any way for:
                           (i) The performance by any beneficiary under any L/C of that beneficiary's obligations to the Borrower.
                           (ii) The form, sufficiency, correctness, genuineness, authority of any person signing; falsification; or the legal effect of; any documents called for under any L/C if (with respect to the foregoing) such documents on their face appear to comply with the terms of the L/C.
                  (b) The Issuer may honor, as complying with the terms of any L/C and of any drawing thereunder, any drafts or other documents otherwise in order, but signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, or other legal representative of the party authorized under such L/C to draw or issue such drafts or other documents.
                  (c) Unless otherwise agreed to, in the particular instance, the Borrower hereby authorizes any Issuer to:
                           (i)      Select an advising bank, if any.
                           (ii)     Select a paying bank, if any.
                           (iii)    Select a negotiating bank.
                  (d) All directions, correspondence, and funds transfers relating to any L/C are at the risk of the Borrower (absent gross negligence or willful misconduct on the Issuer's, the Agent's or any Revolving Credit Lender's
part). The Issuer shall have discharged the Issuer's obligations under any

L/C which, or the drawing under which, includes payment instructions, by the initiation of the method of payment called for in, and in accordance with, such instructions (or by any other commercially reasonable and comparable method (absent gross negligence or willful misconduct on its part). None of the Agent, any Revolving Credit Lender, nor the Issuer shall have any responsibility for any inaccuracy, interruption, error, or delay in transmission or delivery by post, telegraph or cable, or for any inaccuracy of translation (absent gross negligence or willful misconduct on its part).
                  (e) The Agent's, each Revolving Credit Lender's, and the Issuer's rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.
                  (f) Except to the extent otherwise expressly provided hereunder or agreed to in writing by the Issuer and the Borrower, the L/C will be governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce, Publication No. 500, and any subsequent revisions thereof.
                  (g) If any change in any law, executive order or regulation, or any directive of any administrative or governmental authority (whether or not having the force of law), or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, shall either:
                      (i) impose, modify or deem applicable any reserve, special deposit or similar requirements against letters of credit heretofore or hereafter issued by any Issuer or with respect to which the Agent, or any Issuer has an obligation to lend to fund drawings under any L/C; or
                      (ii) impose on any Issuer any other condition or requirements relating to any such letters of credit;
and the result of any event referred to in Section 2-17(g)(i) or 2-17(g)(ii), above, shall be to increase the cost to such Issuer of issuing or maintaining any L/C (which increase in cost shall be the result of such Issuer's reasonable allocation among that Issuer's letter of credit customers of the aggregate of such cost increases resulting from such events), then, upon demand by the Agent and delivery by the Agent to the Borrower of a certificate of an officer of the subject Issuer describing such change in law, executive order, regulation, directive, or interpretation thereof, its effect on such Issuer, and the basis for determining such increased costs and their allocation, the Borrower shall pay to the Agent within seven (7) Business Days after the date of such demand, from time to time as specified by the Agent, such amounts as shall be sufficient to compensate such Issuer for such increased cost. Any Issuer's determination of costs incurred under Section 2- 17(g)(i) or 2-17(g)(ii), above, and the allocation, if any, of such costs among the Borrower and other letter of credit customers of such Issuer, if done in good faith and made on an equitable basis and in accordance with the officer's certificate, shall be conclusive and binding on the Borrower.
                  (h) The obligations of the Borrower under the within Agreement with respect to L/C's are absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms hereof under all circumstances, whatsoever including, without limitation, the following:
                           (i) Any lack of validity or enforceability or restriction, restraint, or stay in the enforcement of the within Agreement, any L/C, or any other agreement or instrument relating thereto.
                           (ii) The existence of any claim, set-off, defense, or other right which the Borrower may have at any time against the beneficiary of any L/C.

         2-18. Increased Costs. If, as a result of any change in any requirement of law, or of the interpretation or application thereof by any court or by any governmental or other authority or entity charged with the administration thereof, whether or not having the force of law, which:
                  (a) subjects any Lender to any taxes or changes the basis of taxation, or increases any existing taxes, on payments of principal, interest or other amounts payable by the Borrower to the Agent or any Lender under this Agreement (except for taxes on the Agent or any Lender's overall net income or capital imposed by the jurisdiction in which the Agent or that Lender's principal or lending offices are located);

                  (b) imposes, modifies or deems applicable any reserve, cash margin, special deposit or similar requirements against assets held by, or deposits in or for the account of or loans by or any other acquisition of funds by the relevant funding office of any Lender;
                  (c) imposes on any Lender any other condition with respect to any Loan Document; or
                  (d) imposes on any Lender a requirement to maintain or allocate capital in relation to the Liabilities;
and the result of any of the foregoing is to increase the cost to any Lender of making or maintaining any loan, advance or financial accommodation or to reduce the income receivable by any Lender in respect of any loan, advance or financial accommodation by an amount which the Agent or any Lender deems to be material, then upon the Agent's giving written notice thereof, from time to time, to the Borrower (such notice to set out in reasonable detail the facts giving rise to and a summary calculation of such increased cost or reduced income), the Borrower shall pay to the Agent, for the benefit of the subject Lender, within seven (7) Business Days after receipt of such notice, that amount which shall compensate the subject Lender for such additional cost or reduction in income.

         2-19.    Lenders' Commitments.
                  (a) The obligations of each Lender are several and not joint. No Lender shall have any obligation to make any loan or advance under the Revolving Credit in excess of the lesser of (i) that Lender's Commitment Percentage of the subject loan or advance or of Availability or (ii) that Lender's Revolving Credit Commitment,
                  (b) No Lender shall have any liability to the Borrower on account of the failure of any other Lender to provide any loan or advance under the Revolving Credit nor any obligation to make up any shortfall which may be created by such failure.
                  (c) The Dollar Commitments, Commitment Percentages, and identities of the Lenders (but not the overall Revolving Credit Commitment) may be changed, from time to time by the reallocation or assignment of Dollar Commitments and Commitment Percentages amongst the Lenders or with other Persons who determine to become "Lenders", provided, however,

                           (i) Unless an Event of Default has occurred (in which event, no consent of the Borrower is required) any assignment to a Person not then a Lender shall be subject to the prior consent of the Borrower (not to be unreasonably withheld), which consent will be deemed given unless the Borrower provides the Agent with written objection, not more than Five (5) Business Days after the Agent shall have given the Borrower written notice of a proposed assignment).
                           (ii) Any such assignment or reallocation shall be on a pro-rata basis such that each reallocated or assigned Dollar Commitment to any Person remains the same percentage of the Revolving Credit Commitment (in terms of dollars) as the reallocated Commitment Percentage is to such Person.
                           (iii) Any such assignment to a Person not then a Lender shall be in an minimum amount of $10,000,000.00.
                  (d) Upon written notice given to the Borrower from time to time by the Agent, of any assignment or allocation referenced in Section 2-19(c):
                           (i) The Borrower shall execute replacement one or more Revolving Credit Notes to reflect such changed Dollar Commitments, Commitment Percentages, and identities and shall deliver such replacement Revolving Credit Notes to the Agent (which promptly thereafter shall deliver to the Borrower the Revolving Credit Notes so replaced) provided however, in the event that a Revolving Credit Note is to be exchanged following its acceleration or the entry of an order for relief under the Bankruptcy Code with respect to the Borrower, the Agent, in lieu of causing the Borrower to execute one or more new Revolving Credit Notes, may issue the Agent's Certificate confirming the resulting Commitments and Commitment Percentages.
                           (ii) Such change shall be effective from the effective date specified in such written notice and any Person added as a Lender shall have all rights, privileges and obligations of a Lender hereunder thereafter as if such Person had been a signatory to the within Agreement and any other Loan Document to which a Lender is a signatory and any person removed as a Lender shall be relieved of any obligations or responsibilities of a Lender hereunder thereafter.

                  (e) The Borrower recognizes that the Agent's exercise of any discretion accorded to the Agent herein and of its rights, remedies, powers, privileges, and discretions with respect to the Borrower is subject to a certain Agency Agreement amongst the Agent and the Lenders and a certain Intercreditor Agreement with the Term Loan Lender.

ARTICLE 3 - CONDITIONS PRECEDENT.

         As a condition to the effectiveness of this Agreement, the establishment of the Revolving Credit, and the making of the first loan under the Revolving Credit, each of the documents respectively described in Sections 3-1 through and including 3-7, (each in form and substance reasonably satisfactory to the Agent) shall have been delivered to the Agent, and the conditions respectively described in Sections 3-8 through and including 3-17, shall have been satisfied:

         3-1.     Corporate Due Diligence.
                  (a) A Certificate of corporate good standing issued by the Secretary of State of Ohio.
                  (b) Certificates of due qualification, in good standing, issued by the Secretary(ies) of State of each State in which the nature of the Borrower's business conducted or assets owned requires such qualification, except for those states in which the failure to so qualify would not have a material adverse effect on the Borrower's business, assets, financial condition, operations or prospects.
                  (c) A Certificate of the Borrower's Assistant Secretary of the due adoption, continued effectiveness, and setting forth the texts of, each corporate resolution adopted in connection with the establishment of the loan arrangement contemplated by the Loan Documents and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents.

         3-2.     Opinion.  An opinion of counsel to the Borrower in form and substance reasonably satisfactory to the Agent.

         3-3. Landlord Waivers. The delivery to the Agent of waivers or subordinations (each in form reasonably satisfactory to the Agent) executed by
(a) each of the owners of the Borrower's leased warehouses, (b) seventy-five percent (75%) of the Borrower's landlords, and (c) without duplication, the landlords for each of the Borrower's stores located in a jurisdiction in which the landlord could obtain an Encumbrance on any of the Borrower's assets having priority over the lien granted to the Agent, provided that, if such waivers or subordinations are not delivered, the Agent shall waive this condition and will establish a Reserve as set forth in Section 2-3 hereof.

         3-4. Term Loan; Intercreditor Agreement. The execution and delivery of an Intercreditor Agreement among the Agent and the Term Loan Lenders, in form and substance reasonably satisfactory to the Agent and the Lenders. The Term Loan shall have been consummated and be in full force and effect.

         3-5. Mortgages/Deeds of Trust. Mortgages/Deeds of Trust and Assignments of Leases and Rents with respect to the Real Estate presently owned by the Borrower, each in form satisfactory to the Agent.

         3-6. Additional Documents. Such additional instruments and documents as the Agent or its counsel may reasonably require or reasonably request.

         3-7. Officers' Certificates. Certificates executed by the President and the Chief Financial Officer of the Borrower and stating that the representations and warranties made by the Borrower to the Agent and the Lenders in the Loan Documents are true and complete as of the date of such Certificate, and that no Suspension Event has occurred.

         3-8. Due Diligence. The Agent and the Lenders shall have completed their due diligence, the results of which shall be reasonably satisfactory to the Agent and the Lenders. Without limiting, the generality of the foregoing, the Agent shall have completed its investigation of the business, affairs, capital structure, real estate, material agreements, transactions between affiliates, related parties, properties and prospects of the Borrower including, without limitation, analysis of all material contracts, and pending and threatened litigation, with results reasonably satisfactory to the Agent and its counsel.

         3-9. Representations and Warranties. Each of the representations made by or on behalf of the Borrower in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by any or on behalf of the Borrower shall be true and complete as of the date as of which such representation or warranty was made.

         3-10. Minimum Excess Availability. Availability, after giving effect to the first loans and advances to be made under the Revolving Credit; all then held checks (if any); accounts payable which are beyond credit terms then accorded the Borrower; overdrafts; any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby; and L/C's to be issued at, or immediately subsequent to, the establishment of such credit facility, and any proceeds of the Term Loan applied in reduction of the Revolving Credit is not less than (a) $40,000,000.00, minus (b) any Real Estate and Rent Reserves established pursuant to Section 2-3 hereof.

         3-11. No Suspension Event. No Suspension Event shall then be extant.

         3-12. No Adverse Change. No event shall have occurred or failed to occur, which occurrence or failure is or could have a materially adverse effect upon the Borrower's business, financial condition, operations, properties or prospects when compared with such condition at September 30, 1997.

         3-13. Perfection of Liens. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Agent to protect and preserve its security and mortgage interests in the Collateral shall have been duly effected. The Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Agent.

         3-14. Litigation. No action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or governmental instrumentality that (i) reasonably could be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower other than those which have theretofore been disclosed or (ii) would materially adversely affect the Revolving Credit, other than those which have theretofore been disclosed. Borrower shall represent and warrant the current status of all pending litigation, and such status shall be reasonably satisfactory to Agent and the Lenders.

         3-15. Consents. All governmental and third party consents and approvals, if any, necessary in connection with the Revolving Credit, shall have been obtained (without the imposition of any conditions that are not acceptable to the Agent or any Lender) and shall remain in effect; all applicable waiting periods with respect to such consents and approvals shall have expired without any action being taken by any competent authority; and, in the judgment of the Agent, no law or regulation shall be applicable which restrains, prevents, or imposes materially adverse conditions upon the Revolving Credit.

         3-16. Fees and Expenses. The Revolving Credit Commitment Fee, the Agent's Fee, and all accrued fees and expenses of the Agent in connection with the establishment of the Revolving Credit (including the fees and expenses of counsel to the Agent and each Lender) then due and payable shall have been paid.

         3-17.    Capital Markets.  There shall not have occurred any disruption or adverse change in the U.S. financial capital markets generally, or in the U.S. market for loan syndications in particular, which the Agent or the Lenders in their discretion deem to be material.

No document shall be deemed delivered to the Agent or any Lender until received and accepted by the Agent at the Agent's head office in Boston,

Massachusetts. Under no circumstances will the within Agreement take effect until executed and accepted by the Agent at said head office.

ARTICLE 4 - GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

         To induce each Lender to establish the loan arrangement contemplated herein and to make loans and advances and to provide financial accommodations under the Revolving Credit (each of which loans shall be deemed to have been made in reliance thereupon) the Borrower, in addition to all other representations, warranties, and covenants made by the Borrower in any other Loan Document, makes the following representations, warranties, and covenants included in the within Agreement.

         4-1.     Payment and Performance of Liabilities. The Borrower shall pay each Liability when due (or within three (3) Business Days after demand, if payable on demand) and shall promptly, punctually, and faithfully perform each other Liability.

         4-2.     Due Organization - Corporate Authorization - No Conflicts.
                  (a) The Borrower presently is and shall hereafter remain in good standing as an Ohio corporation and is and shall hereafter remain duly qualified and in good standing in every other State in which, by reason of the nature or location of the Borrower's assets or operation of the Borrower's business, such qualification is necessary, except for those States in which the failure to so qualify would not have a material adverse effect on the Borrower's business, assets, financial condition, operations or prospects.
                  (b) Each Related Entity is listed on EXHIBIT 4-2, annexed hereto. Each Related Entity is and shall hereafter remain in good standing in the State in which incorporated and is and shall hereafter remain duly qualified in each other State in which, by reason of that entity's assets or the operation of such entity's business, such qualification may be necessary, except for those States in which the failure to so qualify would not have a material adverse effect on the Borrower's business, assets, financial condition, operations or prospects. The Borrower shall provide the Agent with prior written notice of any entity's becoming or ceasing to be a Related Entity.

                  (c) The Borrower has all requisite corporate power and authority to execute and deliver all and singular the Loan Documents to which the Borrower is a party and has and will hereafter retain all requisite corporate power to perform all and singular the Liabilities.
                  (d) The execution and delivery by the Borrower of each Loan Document to which it is a party; the Borrower's consummation of the transactions contemplated by such Loan Documents (including, without limitation, the creation of security and mortgage interests by the Borrower as contemplated hereby); the Borrower's performance under those of the Loan Documents to which it is a party; the borrowings hereunder; and the use of the proceeds thereof:
                           (i) Have been duly authorized by all necessary corporate action.
                           (ii) Do not, and will not, contravene in any material respect any provision of any Requirement of Law or material obligation of the Borrower.
                           (iii) Will not result in the creation or imposition of, or the obligation to create or impose, any Encumbrance upon any assets of the Borrower pursuant to any Requirement of Law or material obligation, except pursuant to the Loan Documents.
                  (e) The Loan Documents have been duly executed and delivered by Borrower and are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

         4-3.     Trade Names.
                  (a) EXHIBIT 4-3, annexed hereto, is a listing of:
                  (i) All names under which the Borrower has conducted its business within the last ten (10) years.
                  (ii) All entities and/or persons with whom the Borrower ever consolidated or merged, or from whom the Borrower acquired in a single transaction or in a series of related transactions substantially all of such entity's or person's assets, within the last ten (10) years.
                  (b) Except (i) upon not less than twenty-one (21) days prior written notice given the Agent , and (ii) in compliance with all other provisions of the within Agreement, the Borrower will not undertake or commit to undertake any action such that the results of that action, if undertaken prior to the date of this Agreement, would have been reflected on EXHIBIT 4-3.
                  (c) The Borrower owns and possesses, or has the right to use all patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, and other intellectual or proprietary property of any third Person necessary for the Borrower's conduct of the Borrower's business.
                  (d) Except as set forth on EXHIBIT 4-16, the conduct by the Borrower of the Borrower's business does not infringe on the patents, industrial designs, trademarks, trade names, trade styles, brand names, service marks, logos, copyrights, trade secrets, know-how, confidential information, or other intellectual or proprietary property of any third Person.

         4-4.     Locations.
                  (a) The Collateral, and the books, records, and papers of Borrower pertaining thereto, are kept and maintained solely at the Borrower's chief executive offices at 6600 Port Road, Groveport, Ohio 43125 and at those locations which are listed on EXHIBIT 4-4, annexed hereto, which EXHIBIT includes all service bureaus with which any such records are maintained and the names and addresses of each of the Borrower's landlords. Except (i) to accomplish sales of Inventory in the ordinary course of business, (ii) to utilize such of the Collateral as is removed from such locations in the ordinary course of business (such as motor vehicles), (iii) is otherwise permitted by this Agreement, or (iv) to move Collateral between locations listed on said
EXHIBIT 4-4, the Borrower shall not remove any Collateral from said chief executive offices or those locations listed on EXHIBIT 4-4.
                  (b) Without the prior written consent of the Agent (which shall not be unreasonably withheld) the Borrower will not:
                      (i) Execute (except with respect to new stores permitted under clause (b)(ii), below), or materially alter, modify, or amend any Lease.

                           (ii) Close any location at which the Borrower maintains, offers for sale, or stores any of the Collateral, or
                           (iii) Open any location at which the Borrower maintains, offers for sale, or stores any of the Collateral (except (A) upon thirty (30) days prior written notice to the Agent, and (B) if the Borrower has obtained a landlord's waiver acceptable to the Agent for such location, and, if necessary, has executed additional financing statements to protect the Agent's liens and security interests.
                  (c) Except (i) as otherwise disclosed pursuant to, or permitted by, this Section 4-4, (ii) for goods in transit, and (iii) Inventory in the process of being repaired, no tangible personal property of the Borrower is in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage, or entrustment.

         4-5.     Title to Assets.
                  (a) The Borrower is, and shall hereafter remain, the owner of the Collateral free and clear of all Encumbrances with the exceptions of the following (the "PERMITTED ENCUMBRANCES"):
                           (i) The security interest and liens on the Collateral created herein and by the mortgages and/or deeds of trust in favor of the Agent on the Real Estate.
                           (ii) The Encumbrances in favor of the Term Loan Lenders.
                           (iii) Those Encumbrances (if any) listed on
                           EXHIBIT 4-5, annexed hereto.
                           (iv) Encumbrances in favor of The CIT Group/Business Credit, Inc., as Agent, to be released in connection with payment of proceeds of the loans contemplated hereby.
                           (v) Encumbrances for payment of taxes, assessments or governmental charges and levies that are not yet due.
                           (vi) Encumbrances created by operation of law such as materialmen's liens, mechanics' liens, warehouse liens and other similar liens, arising in the ordinary course of business, that secure amounts not overdue for a period of more than thirty (30) days, not to exceed $100,000.00 in the aggregate outstanding at any time.

                           (vii) Encumbrances incurred or deposits or pledges made in the ordinary course of business securing: obligations incurred for workers' compensation, unemployment insurance or other forms of governmental insurance or benefits (other than liens arising under ERISA); the performance of bids, tenders, leases, contracts (other than contracts for the payment of money) and statutory obligations; and obligations on surety, appeal, supersedeas and performance bonds.
                           (viii) Encumbrances or other restrictions on the use of real property such as zoning restrictions, licenses, covenants, and building restrictions and minor irregularities in the title thereto that do not secure obligations for the payment of money or materially impair the value of the real property or its use by the Borrower in the ordinary conduct of the Borrower's business.
                           (ix) Encumbrances securing Capital Leases permitted hereunder.
                           (x) Encumbrances consisting of judgment liens in existence for less than thirty (30) days after entry thereof or with respect to which execution has been stayed or with respect to which payment in full above any deductible is covered by insurance or bond, not to exceed $750,000.00 in the aggregate at any time outstanding.
                           (xi) Renewals and replacements of Permitted Encumbrances, provided that the renewal or replacement is limited to the same property or assets and the Indebtedness secured by such Encumbrance is not increased.
                  (b) The Borrower does not and shall not have possession of any property on consignment to the Borrower.

         4-6.     Indebtedness. The Borrower does not and shall not hereafter have any Indebtedness with the exceptions of:
                  (a) Any Indebtedness to the Lenders under the Loan Documents.
                  (b) Indebtedness on account of the Term Loan.
                  (c) The Indebtedness (if any) listed on EXHIBIT 4-6, annexed hereto.

                  (d) Indebtedness for taxes, assessments, governmental charges and claims for labor, material or supplies, to the extent that payment thereof is not then due.
                  (e) Indebtedness in connection with Permitted Encumbrances.
                  (f) Indebtedness arising in the ordinary course of business pursuant to endorsement of negotiable instruments for deposit or collection.
                  (g) Capital Leases, the annual payments under which do not exceed $75,000.00 in the aggregate in any fiscal year.
                  (h) Indebtedness for the payment of the purchase price of goods or services deferred for more than thirty (30) days beyond then current trade terms provided to the Borrower, which are the subject of a dispute with the vendor or supplier.
                  (i) Renewals, replacements, extensions and refundings of the Indebtedness listed in (a) through (g), provided that any renewal, replacement, extension or refunding is in aggregate principal amount not greater than the principal amount of, and is payable on terms no less favorable to the Borrower of, the Indebtedness renewed, replaced, extended or refunded.

         4-7.     Insurance Policies.
                  (a) EXHIBIT 4-7, annexed hereto, is a schedule of all insurance policies owned by the Borrower or under which the Borrower is the named insured. Each of such policies is in full force and effect. Neither the issuer of any such policy nor the Borrower is in default or violation of any such policy.
                  (b) The Borrower shall have and maintain at all times insurance covering such risks, in such amounts, containing such terms, in such form, for such periods, and written by such companies as may be reasonably satisfactory to the Agent. The coverage reflected on EXHIBIT 4-7 presently satisfies the foregoing requirements, it being recognized by the Borrower, however, that such requirements may change hereafter to reflect changing circumstances. All insurance carried by the Borrower shall provide for a minimum of Sixty (60) days' written notice of cancellation to the Agent and all such insurance which covers the Collateral shall include an endorsement in favor of the Agent as mortgagee, loss payee or additional insured, as applicable, which endorsement shall also provide that the insurance, to the extent of the Agent's interest therein, shall not be impaired or invalidated, in whole or in part, by reason of any act or neglect of the Borrower or by the failure of the Borrower to comply with any warranty or condition of the policy. In the event of the failure by the Borrower to maintain insurance as required herein, the Agent, at its option, may obtain such insurance, provided, however, the Agent's obtaining of such insurance shall not constitute a cure or waiver of any Event of Default occasioned by the Borrower's failure to have maintained such insurance. The Borrower shall furnish to the Agent certificates or other evidence satisfactory to the Agent regarding compliance by the Borrower with the foregoing insurance provisions.
                  (c) The Borrower shall advise the Agent of each claim in excess of $150,000.00 made by the Borrower under any policy of insurance which covers the Collateral and will permit the Agent, at the Agent's option in each instance, to the exclusion of the Borrower, to conduct the adjustment of each such claim (and of all claims following the occurrence of any Suspension Event). The Borrower hereby appoints the Agent as the Borrower's attorney in fact to obtain, adjust, settle, and, after the occurrence of an Event of Default, cancel any insurance described in this section and to endorse in favor of the Agent any and all drafts and other instruments with respect to such insurance. The within appointment, being coupled with an interest, is irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Agent. The Agent shall not be liable on account of any exercise pursuant to said power except for any exercise in actual willful misconduct, bad faith or with gross negligence. The Agent may apply all proceeds of insurance (other than Real Estate, which may be so applied only after the Term Loan has been paid in full) against the Liabilities, whether or not such have matured, in such order of application as the Agent may determine.

         4-8.     Licenses. Each material license, distributorship, franchise, and similar agreement issued to the Borrower, or to which the Borrower is a party is in full force and effect. The Borrower is not in default or violation thereof. The Borrower has not received any notice or threat of cancellation of any such license or agreement.

         4-9.     Leases; Real Estate. (a) EXHIBIT 4-9, annexed hereto, is a schedule of all presently effective Leases and Capital Leases. Each of such Leases and Capital Leases is in full force and effect. Other than as set forth in EXHIBIT 4-16, the Borrower is not in default or violation of any such Lease or Capital Lease and the Borrower has not received any written notice or written threat of cancellation of any such Lease or Capital Lease. The Borrower hereby authorizes the Agent at any time and from time to time after the occurrence of a Suspension Event to contact any of the Borrower's landlords in order to confirm the Borrower's continued compliance with the terms and conditions of the Lease(s) between the Borrower and that landlord and to discuss such issues, concerning the Borrower's occupancy under such Lease(s), as the Agent may determine.
                  (b) EXHIBIT 1-2 annexed hereto, is a schedule of all Real
Estate presently owned by the Borrower.

         4-10.    Requirements of Law. The Borrower is in material compliance with, and shall hereafter comply with and use its assets in material compliance with, all Requirements of Law. The Borrower has not received any notice of any material violation of any Requirement of Law, which violation has not been cured or otherwise remedied.

         4-11.    Maintain Properties. The Borrower shall:
                  (a) Keep the Collateral in good order and repair (ordinary reasonable wear and tear excepted).
                  (b) Not suffer or cause the waste or destruction of any material part of the Collateral.
                  (c) Not use any of the Collateral in violation of any policy of insurance thereon.
                  (d) Not sell, lease, or otherwise dispose of any of the Collateral, other than the following:

                           (i) The sale of Inventory and Accounts in compliance with the within Agreement.
                           (ii) The disposal of Equipment which is (A) obsolete, worn out, or damaged beyond repair, which Equipment is replaced to the extent necessary to preserve or improve the operating efficiency of the Borrower or (B) no longer used or useful in the conduct of the Borrower's business.
                           (iii) The turning over to the Agent of all Receipts as provided herein.
                           (iv) The sale of Real Estate provided that the sales price for any parcel is at least equal to the Allocated Loan Value therefor (as defined in the documents evidencing the Term Loan) and the proceeds are paid to the Term Loan Lenders and the Agent as required herein and in the documents evidencing the Term Loan.

         4-12.    Pay Taxes.
                  (a) The Borrower has received written notice from the Internal Revenue Service that the Internal Revenue Service has completed its examination of the Borrower's federal income tax returns for all tax years through and including the Borrower's taxable year referenced on EXHIBIT 4-12, annexed hereto, and that all deficiencies, assessments, and other amounts asserted as a result of such examinations have been fully paid or settled. No agreement is extant which waives or extends any statute of limitations applicable to the right of the Internal Revenue Service to assert a deficiency or make any other claim for or in respect to federal income taxes. No issue has been raised in any such examination which, by application of similar principles, reasonably could be expected to result in the assertion of a deficiency for any fiscal year open for examination, assessment, or claim by the Internal Revenue Service.
                  (b) To the Borrower's knowledge, no state and local income, excise, sales and other taxes are past due. No agreement is extant which waives or extends any statute of limitations applicable to the right of any state taxing authority to assert a deficiency or make any other claim for or in respect to any such state or local taxes. No issue has been raised in any examination which, by application of similar principles, reasonably could be expected to result in the assertion of a deficiency for any fiscal year open for examination, assessment, or claim by any state or local taxing authority.
                  (c) Except as disclosed on said EXHIBIT 4-12, there are no examinations of or with respect to the Borrower presently being conducted by the Internal Revenue Service or any other taxing authority.
                  (d) The Borrower has, and hereafter shall: pay, as they become due and payable, all taxes and unemployment contributions and other charges of any kind or nature levied, assessed or claimed against the Borrower or the Collateral by any person or entity whose claim could result in an Encumbrance (other than a Permitted Encumbrance) upon any asset of the Borrower or by any governmental authority; properly exercise any trust responsibilities imposed upon the Borrower by reason of withholding from employees' pay or by reason of the Borrower's receipt of sales tax or other funds for the account of any third party; timely make all contributions and other payments as may be required pursuant to any Employee Benefit Plan now or hereafter established by the Borrower; and timely file all tax and other returns and other reports with each governmental authority to whom the Borrower is obligated to so file.
                  (e) At its option, the Agent may, but shall not be obligated to, pay any taxes, unemployment contributions, and any and all other charges levied or assessed upon the Borrower or the Collateral by any person or entity or governmental authority, and make any contributions or other payments on account of the Borrower's Employee Benefit Plan as the Agent , in the Agent's discretion, may deem necessary or desirable, to protect, maintain, preserve, collect, or realize upon any or all of the Collateral or the value thereof or any right or remedy pertaining thereto, provided, however, the Agent's making of any such payment shall not constitute a cure or waiver of any Event of Default occasioned by the Borrower's failure to have made such payment.

         4-13. No Margin Stock. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulations G,U,T, and X of the Board of Governors of the Federal Reserve System of the United States). No part of the proceeds of any borrowing hereunder will be used at any time to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

         4-14.    ERISA.  Neither the Borrower nor any ERISA Affiliate ever has or hereafter shall:
                  (a) Violate or fail to be in full compliance with the
Borrower's Employee Benefit Plan.
                  (b) Fail timely to file all reports and filings required by
ERISA to be filed by the Borrower.
                  (c) Engage in any "prohibited transactions" or "reportable events" (respectively as described in ERISA).
                  (d) Engage in, or commit, any act such that a tax or penalty could be imposed upon the Borrower on account thereof pursuant to ERISA.
                  (e) Accumulate any material funding deficiency within the
meaning of ERISA.
                  (f) Terminate any Employee Benefit Plan such that a lien could be asserted against any assets of the Borrower on account thereof pursuant to ERISA.
                  (g) Be a member of, contribute to, or have any obligation
under any Employee Benefit Plan which is a multiemployer plan within the meaning of Section 4001(a) of ERISA.

         4-15.    Hazardous Materials.
                  (a) Except as described on EXHIBIT 4-16, the Borrower has never:
                      (i) been legally responsible for any release or threat of release of any Hazardous Material; or
                      (ii) received notification of any release or threat of release of any Hazardous Material from any site or vessel occupied or operated by the Borrower and/or of the incurrence of any expense or loss in connection with the assessment, containment, or removal of any release or threat of release of any Hazardous Material from any such site or vessel.
                  (b)  The Borrower shall:
                       (i) dispose of any Hazardous Material only in compliance with all Environmental Laws; and

                           (ii) not store on any site or vessel occupied or operated by the Borrower and not transport or arrange for the transport of any Hazardous Material, except if such storage or transport is in the ordinary course of the Borrower's business and is in compliance with all Environmental Laws.
                  (c) The Borrower shall provide the Agent with written notice upon the Borrower's obtaining knowledge of any incurrence of any expense or loss by any governmental authority or other Person in connection with the assessment, containment, or removal of any Hazardous Material, for which expense or loss the Borrower may be liable.

         4-16.    Litigation. Except as described in EXHIBIT 4-16, annexed
hereto, there is not presently pending or threatened by or against the Borrower any suit, action, proceeding, or investigation which, if determined adversely to the Borrower, would have a material adverse effect upon (a) the Borrower's financial condition or ability to conduct its business as such business is presently conducted or is contemplated to be conducted in the foreseeable future or (b) the Borrower's ability to perform its obligations under the Loan Documents.

         4-17.    Dividends or Investments.  Without the prior written consent of the Agent, the Borrower shall not:
                  (a) Pay any cash dividend or make any other distribution in respect of any class of the Borrower's capital stock, other than the payment of dividends, as long as no Suspension Event exists or would arise therefrom, in an amount not to exceed fifty percent (50%) of the Borrower's net income (as determined in accordance with GAAP); provided that the Borrower will not pay any such dividends until fifteen (15) days after the date the Agent receives the financial statements required under Section 5-7 hereof.
                  (b) Own, redeem, retire, purchase, or acquire any of the
Borrower's capital stock.
                  (c) Invest in or purchase any stock or securities or rights to purchase any such stock or securities, of any corporation or other entity.

                  (d) Merge or consolidate or be merged or consolidated with or into any other corporation or other entity, other than with a Related Entity and then only if the Borrower is the surviving corporation.
                  (e) Consolidate any of the Borrower's operations with those of any other corporation or other entity.
                  (f) Organize or create any Related Entity, unless (i) the Related Entity executes a guaranty of the Liabilities and grants the Agent second priority perfected liens on its assets, and (ii) the only assets owned by the Related Entity consist of Real Estate or Leases in which the Related Entity is the lessee.
                  (g) Subordinate any debts or obligations owed to the Borrower by any third party to any other debts owed by such third party to any other Person.

         4-18.    Loans. The Borrower shall not make any loans or advances to, nor acquire the Indebtedness of, any Person, provided, however, the foregoing does not prohibit any of the following:
                  (a) Advance payments made to the Borrower's suppliers in the ordinary course.
                  (b) Advances to the Borrower's officers, employees, and
salespersons with respect to reasonable expenses to be incurred by such officers, employees, and salespersons for the benefit of the Borrower, which expenses are properly substantiated by the person seeking such advance and properly reimbursable by the Borrower.

         4-19.    Protection of Assets. The Agent, in the Agent's discretion, and from time to time, may discharge any tax or Encumbrance on any of the Collateral, or take any other action that the Lender may deem necessary or desirable to repair, insure, maintain, preserve, collect, or realize upon any of the Collateral. The Agent shall not have any obligation to undertake any of the foregoing and shall have no liability on account of any action so undertaken except where there is a specific finding in a judicial proceeding (in which the Agent has had an opportunity to be heard), from which finding no further appeal is available, that the Agent had acted in actual bad faith or in a grossly negligent manner. The Borrower shall pay to the Agent, within three
(3) Business Days after demand, or the Agent, in its discretion, may add to the Loan Account, all amounts paid or incurred by the Lender pursuant to this section. The obligation of the Borrower to pay such amounts is a Liability.

         4-20.    Line of Business. The Borrower shall not engage in any
business other than the business in which it is currently engaged or a business reasonably related thereto.

         4-21.    Affiliate Transactions. The Borrower shall not make any
payment, nor give any value to any Related Entity except for (a) goods and services actually purchased by the Borrower from, or sold by the Borrower to, such Related Entity and (b) Leases of real property from any Guarantor, in each case for a price which shall

                           (i) be competitive and fully deductible as an "ordinary and necessary business expense" and/or fully depreciable under the Internal Revenue Code of 1986 and the Treasury Regulations, each as amended; and
                           (ii) not differ from that which would have been charged in an arms length transaction.

         4-22.    Executive Pay.
                  (a) For purposes of this Agreement, the only Executive Officers of the Borrower, at the execution of the within Agreement, are those individuals referenced in the definition of "Executive Officers", above.
                  (b) Prior to the execution of the within Agreement, the Borrower furnished the Agent with copies of all written Executive Agreements and outlines of the salient features of all unwritten Executive Agreements (as amended to date) then extant. There are no unwritten agreements or understandings between the Borrower and any Executive Officer which relate to Executive Pay, written disclosure of which has not been made to the Agent .
                  (c) Without the prior written consent of the Agent, the Borrower will not

                           (i) Enter into any Executive Agreement not extant at the execution of the within Agreement.
                           (ii) Alter, amend, supplement, or otherwise change any Executive Agreement in any material respect.
                           (iii) Pay, provide, or facilitate any Executive Pay in excess of the immediately preceding year's compensation by more than fifteen percent (15%) or, if not covered by an Executive Agreement, as permitted pursuant to Section 4-21 hereof.

         4-23.    Additional Assurances.
                  (a) The Borrower shall execute and deliver to the Agent such instruments, documents, and papers, and shall do all such things from time to time hereafter as the Agent may request to carry into effect the provisions and intent of this Agreement; to protect and perfect the Agent's security and mortgage interests in the Collateral; and to comply with all applicable statutes and laws, and facilitate the collection of the Receivables Collateral. The Borrower shall execute all such instruments as may be required by the Agent with respect to the recordation and/or perfection of the security interests created herein.
                  (b) A carbon, photographic, or other reproduction of this Agreement or of any financing statement or other instrument executed pursuant to this Section 4-24 shall be sufficient for filing to perfect the security interests granted herein.

         4-24.    Adequacy of Disclosure.
                  (a) All financial statements furnished to the Agent and each Lender by the Borrower have been prepared in accordance with GAAP consistently applied and present fairly the condition of the Borrower at the date(s) thereof and the results of operations and cash flows for the period(s) covered. There has been no change in the financial condition, results of operations, or cash flows of the Borrower since the date(s) of such financial statements, other than changes in the ordinary course of business, which changes have not been materially adverse, either singularly or in the aggregate.

                  (b) The Borrower does not have any material contingent obligations or obligation under any Lease or Capital Lease which is not noted in the Borrower's financial statements furnished to the Agent prior to the execution of the within Agreement.
                  (c) No document, instrument, agreement, or paper now or hereafter given the Lender by or on behalf of the Borrower in connection with the execution of the within Agreement by the Agent and each Lender contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements therein not materially misleading. There is no fact known to the Borrower which has, or which, in the foreseeable future could have, a material adverse effect on the financial condition of the Borrower which has not been disclosed in writing to the Agent and each Lender.

         4-25.    Minimum Availability.  The Borrower shall at all times have
Availability of at least $3,000,000.00.

         4-26.    Other Covenants. The Borrower shall not indirectly do or cause to be done any act which, if done directly by the Borrower, would breach any covenant contained in this Agreement.

ARTICLE 5 - REPORTING REQUIREMENTS / FINANCIAL COVENANTS.

         5-1.     Maintain Records. The Borrower shall:
                  (a) At all times, keep proper books of account, in which full, true, and accurate entries shall be made of all of the Borrower's transactions, all in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Borrower at the close of, and its results of operations for, the periods in question.
                  (b) Timely provide the Agent with those financial reports, statements, and schedules required by this Article 5 or otherwise, each of which reports, statements and schedules shall be prepared, to the extent applicable, in accordance with GAAP applied consistently with prior periods to fairly reflect the financial condition of the Borrower at the close of, and its results of operations for, the period(s) covered therein.

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                  (c) At all times, keep accurate current records of the
Collateral including, without limitation, accurate current stock, cost, and sales records of its Inventory, accurately and sufficiently itemizing and describing the kinds, types, and quantities of Inventory and the cost and selling prices thereof.
                  (d) At all times, retain independent certified public accountants who are reasonably satisfactory to the Agent and instruct such accountants to fully cooperate with, and be available to, the Agent and each Lender to discuss the Borrower's financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such accountants, as may be raised by the Agent or that Lender.
                  (e) Not change the Borrower's fiscal year.
                  (f) Not change the Borrower's taxpayer identification number.

         5-2.     Access to Records.
                  (a) The Borrower shall accord the Agent and the Agent's representatives with reasonable access from time to time as the Agent and such representatives may reasonably require to all properties owned by or over which the Borrower has control. The Agent and the Agent's representatives shall have the right, and the Borrower will permit the Agent and such representatives from time to time as the Agent and such representatives may request, to examine, inspect, copy, and make extracts from any and all of the Borrower's books, records, electronically stored data, papers, and files. The Borrower shall make all of the Borrower's copying facilities available to the Lender.
                  (b) The Borrower hereby authorizes the Agent and the Agent's representatives to:
                      (i) Inspect, copy, duplicate, review, cause to be reduced to hard copy, run off, draw off, and otherwise use any and all computer or electronically stored information or data which relates to the Borrower, or any service bureau, contractor, accountant, or other person, and directs any such service bureau, contractor, accountant, or other person fully to cooperate with the Agent and the Agent's representatives with respect thereto.

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



                      (ii) After the occurrence of a Suspension Event, verify at any time the Collateral or any portion thereof, including verification with Account Debtors, and/or with the Borrower's computer billing companies, collection agencies, and accountants and to sign the name of the Borrower on any notice to the Borrower's Account Debtors or verification of the Collateral; provided that the Agent may verify the Collateral with Beneficial or any other Person which is the obligor on an Acceptable Account whether or not a Suspension Event exists.

         5-3.     Prompt Notice to Agent .
                  (a) The Borrower shall provide the Agent with written notice promptly upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:
                      (i) Any change in the Borrower's Executive Officers, officers, directors, or key employees.
                      (ii) The completion of any physical count of the Borrower's Inventory (together with a copy of the certified results thereof and the work papers and schedules prepared by any outside service or agent in connection therewith).
                      (iii)    Any ceasing of the Borrower's making of
         payment, in the ordinary course, to any of its creditors (including the ceasing of the making of such payments, but not the withholding of payments to trade creditors in the ordinary course, on account of a dispute with the subject creditor).
                      (iv) Any failure by the Borrower to pay rent at any of the Borrower's locations, which failure continues for more than Ten
         (10) days following the day on which such rent first came due other than as described on EXHIBIT 4-16.
                      (v) Any material change in the business, operations, or financial affairs of the Borrower.
                      (vi)     The occurrence of any Suspension Event.
                      (vii) Any decision on the part of the Borrower to discharge the Borrower's present independent accountants or any withdrawal or

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



         resignation by such independent accountants from their acting in such capacity.
                           (viii) Any litigation which, if determined adversely to the Borrower, would have a material adverse effect on the financial condition of the Borrower.
                  (b)      The Borrower shall:
                           (i) Provide the Agent, when so distributed, with copies of any materials distributed to the shareholders of the Borrower (qua such shareholders).
                           (ii) Add the Agent as an addressee on all mailing lists maintained by or for the Borrower.
                           (iii) At the request of the Agent, from time to time, provide the Agent with copies of all advertising (including copies of all print advertising and duplicate tapes of all video and radio advertising).
                           (iv) Provide the Agent, when received by the Borrower, with a copy of any management letter or similar communications from any accountant of the Borrower.

         5-4. Borrowing Base Certificate. The Borrower shall provide the Agent, daily by 1:00PM, with a Borrowing Base Certificate (in the form of EXHIBIT 5-4 annexed hereto, as such form may be revised from time to time by the Agent). Such Certificate may be sent to the Agent by facsimile transmission, provided that the original thereof is forwarded to the Agent on the date of such transmission.

         5-5. Weekly Reports. Weekly, on Wednesday of each week (as of the then immediately preceding Saturday) the Borrower shall provide the Agent with a flash collateral report, a detailed inventory report by sub-department, an accounts receivable report to include finance sale report, cash receipts payments listing and summary account receivable aging (each in such form as may be specified from time to time by the Agent). Such report may be sent to the Agent by facsimile transmission, provided that the original thereof is forwarded to the Agent on the date of such transmission.

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



         5-6.     Monthly Reports.
                  (a)      Fifteen days after the end of each fiscal month,
                           (i) Inventory Certificate signed by the Borrower's Chief Financial Officer concering the Borrower's Inventory.
                           (ii)   General Ledger Inventory Report.
                           (iii)  Open to Buy Report.
                           (iv)   Finance Kickback Report.
                           (v)    List of Payments Report.
                           (vi)   Return Report.
each in form satisfactory to the Agent.
                  (b)  Thirty days after the end of each fiscal month,
                           (i)    Store Activity Report.
                           (ii)   Inventory Reconciliation.
                           (iii)  Gross Margin Reconciliation.
                           (iv)   Vendor Concentration Report.
                           (v)    Inventory Aging Report.
                           (vi)   Accounts Payable Aging.
                           (vii)  Sales Tax Payment Verification.
                           (viii) A report detailing New Store Costs (as defined
                  in the documents evidencing the Term Loan).
                           (ix) an original counterpart of a management prepared financial statement of the Borrower for the period from the beginning of the Borrower's then current fiscal year through the end of the subject month, with comparative information for the same period of the previous fiscal year, which statement shall include, at a minimum, a balance sheet, income statement (on a store specific and on a "consolidated" basis), statement of changes in shareholders' equity, and cash flows and comparisons for the corresponding month of the then immediately previous year, as well as to the Business Plan. each in form satisfactory to the Agent.

         5-7.     Quarterly Reports.    Quarterly, within Forty Five (45) days
following the end of each of the Borrower's fiscal quarters, the Borrower

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shall provide the Agent with (a) a Real Estate Tax Payment Verification and (b)
an original counterpart of a management prepared financial statement of the Borrower for the period from the beginning of the Borrower's then current fiscal year through the end of the subject quarter, with comparative information for the same period of the previous fiscal year, which statement shall include, at a minimum, a balance sheet, income statement (on a store specific and on a "consolidated" basis), statement of changes in shareholders' equity, and cash flows and comparisons for the corresponding quarter of the then immediately previous year, as well as to the Business Plan.

         5-8.     Annual Reports.
                  (a) Annually, within ninety (90) days following the end of the Borrower's fiscal year, the Borrower shall furnish the Agent with an original signed counterpart of the Borrower's annual financial statement, which statement shall have been prepared by, and bearing the unqualified opinion of, the Borrower's independent certified public accountants, who shall be acceptable to the Agent in its reasonable discretion (any of the "Big 4" national accounting firms being acceptable) (i.e. said statement shall be "certified" by such accountants). Such annual statement shall include, at a minimum (with comparative information for the then prior fiscal year) a balance sheet, income statement, statement of changes in shareholders' equity, and cash flows.
                  (b) No later than the earlier of Fifteen (15) days prior to the end of each of the Borrower's fiscal years or the date on which such accountants commence their work on the preparation of the Borrower's annual financial statement, the Borrower shall give written notice to such accountants (with a copy of such notice, when sent, to the Agent) that:
                           (i) Such annual financial statement will be delivered by the Borrower to the Agent (for subsequent distribution to each Lender).
                           (ii) It is the primary intention of the Borrower, in its engagement of such accountants, to satisfy the financial reporting requirements set forth in this Article 5.
                           (iii) The Borrower has been advised that the Agent
(and each

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



                  Lender) will rely thereon with respect to the administration of, and transactions under, the credit facility contemplated by the within Agreement.
                  (c) Each annual statement shall be accompanied by such accountant's Certificate indicating that, in the preparation of such annual statement, such accountants did not conclude that any Suspension Event had occurred during the subject fiscal year (or if one or more had occurred, the facts and circumstances thereof).

         5-9.     Officers' Certificates. The Borrower shall cause the
Borrower's President and Chief Financial Officer, as applicable, respectively to provide such Person's Certificate with those monthly, quarterly, and annual statements to be furnished pursuant to this Agreement, which Certificate shall:
                  (a)      Indicate that the subject statement was prepared in
accordance with GAAP consistently applied and presents fairly the financial condition of the Borrower at the close of, and the results of the Borrower's operations and cash flows for, the period(s) covered, subject, however to the following:
                           (i) (With the exception of the Certificate which accompanies such annual statement) to usual year end adjustments.
                           (ii) Material Accounting Changes (in which event, such Certificate shall include a schedule (in reasonable detail) of the effect of each such Material Accounting Change) not previously specifically taken into account in the determination of the financial performance covenants imposed pursuant to Section 5-12.
                  (b)      Indicate either that (i) no Suspension Event has
occurred or (ii) if such an event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by the Borrower to be taken on account thereof.
                  (c)      Include calculations concerning the Borrower's
compliance (or failure to comply) at the date of the subject statement with each of the financial performance covenants included in Section 5-12 hereof.


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


         5-10.    Inventories, Appraisals, and Audits.
                  (a) The Agent and each Lender, at the expense of the Borrower, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of the Borrower.
                  (b) Upon the Agent's request from time to time, the Borrower shall obtain, or shall permit the Agent to obtain (in all events, at the Borrower's expense) physical counts and/or inventories of the Collateral, conducted by such inventory takers as are satisfactory to the Agent and following such methodology as may be required by the Agent, one of which physical counts and/or inventories shall be observed by the Borrower's accountants in each fiscal year. The Agent contemplates requiring the Borrower to conduct Two (2) such counts and/or inventories during any Twelve (12) month period during which the within Agreement is in effect, but in its discretion, may undertake additional such counts or inventories during such period. The Borrower shall deliver to the Agent copies of the work papers for each such count or inventory within Five (5) days after the completion of each such count or inventory and will deliver to the Agent an inventory reconciliation within Thirty (30) days after the completion of each such count or inventory.
                  (c) Upon the Agent's request from time to time, the Borrower shall permit the Agent to obtain appraisals (in all events, at the Borrower's expense) conducted by such appraisers as are satisfactory to the Agent. The Agent contemplates requiring Two (2) such appraisals during any Twelve (12) month period during which the within Agreement is in effect, but in its discretion, may undertake additional such appraisals during such period (provided that the Borrower shall not be responsible for the cost of such additional appraisals unless either (i) the Availability is ever less than $10,000,000.00, in which event the Borrower shall pay for one additional inventory appraisal, or (ii) an Event of Default then exists).
                  (d) The Agent contemplates conducting Four (4) commercial finance audits (in each event, at the Borrower's expense) of the Borrower's books and records during any Twelve (12) month period during which the within Agreement is in effect, but in its discretion, may undertake additional such audits during such period (provided that the Borrower shall not be responsible

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



for the cost of such additional audits unless an Event of Default then exists).
                  (e) The Agent from time to time (in all events, at the Borrower's expense) may undertake "mystery shopping" (so-called) visits to all or any of the Borrower's business premises. The Agent shall provide the Borrower with a copy of any non-company confidential results of such mystery shopping.

         5-11.    Additional Financial Information.
                  (a) In addition to all other information required to be provided pursuant to this Article 5, the Borrower promptly shall provide the Agent with such other and additional information concerning the Borrower, the Collateral, the operation of the Borrower's business, and the Borrower's financial condition, including original counterparts of financial reports and statements, as the Agent may from time to time reasonably request from the Borrower.
                  (b) The Borrower may provide the Agent, from time to time hereafter, with updated projections of the Borrower's anticipated performance and operating results.
                  (c) In all events, the Borrower, no sooner than Ninety (90) nor later than Thirty (30) days prior to the end of each of the Borrower's fiscal years, shall furnish the Agent with an updated and extended projection which shall extend at least through the end of the then next fiscal year.
                  (d) Such updated and extended projections shall be prepared pursuant to a methodology and shall include such assumptions as are satisfactory to the Agent.
                  (e) The Borrower recognizes that all appraisals, inventories, analysis, financial information, and other materials which the Agent or any Lender may obtain, develop, or receive with respect to the Borrower is confidential to the Agent and the Lenders and that, except as otherwise provided herein, the Borrower is not entitled to receipt of any of such appraisals, inventories, analysis, financial information, and other materials, nor copies or extracts thereof or therefrom.


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         5-12. Financial Performance Covenants. The Borrower shall observe and comply with those financial performance covenants set forth on EXHIBIT 5- 12(A), annexed hereto, certain of which covenants are based on the Business Plan set forth on EXHIBIT 5-12(B), annexed hereto. Compliance with such financial performance covenants shall be made as if no Material Accounting Changes had been made (other than any Material Accounting Changes specifically taken into account in the setting of such covenants). The Lender may determine the Borrower's compliance with such covenants based upon financial reports and other reports and statements provided by the Borrower to the Agent (whether or not such financial reports and statements are required to be furnished pursuant to the within Agreement) as well as by reference to interim financial information provided to, or developed by, the Agent.

ARTICLE 6 - USE AND COLLECTION OF COLLATERAL.

         6-1.     Use of Inventory Collateral.
                  (a) The Borrower shall not engage in any sale of the Inventory other than for fair consideration in the conduct of the Borrower's business in the ordinary course (including any sale programs) and shall not engage in sales or other dispositions to creditors (other than sales in the ordinary course of business on ordinary business terms); sales or other dispositions in bulk; and any use of any of the Inventory in breach of any provision of this Agreement.
                  (b) Without the consent of the Agent, no sale of Inventory shall be on consignment, approval, or under any other circumstances such that, with the exception of the Borrower's customary return policy applicable to the return of inventory purchased by the Borrower's retail customers in the ordinary course, such Inventory may be returned to the Borrower.

         6-2. Inventory Quality. All Inventory now owned or hereafter acquired by the Borrower is and will be of good and merchantable quality and free from defects (other than defects within customary trade tolerances).

         6-3. Adjustments and Allowances. The Borrower may grant such allowances or other adjustments to the Borrower's Account Debtors (exclusive

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of extending the time for payment of any Account or Account Receivable, which shall not be done without first obtaining the Agent's prior written consent in each instance) as the Borrower may reasonably deem to accord with sound business practice, provided, however, the authority granted the Borrower pursuant to this
Section 6-3 may be limited or terminated by the Agent at any time in the Agent's discretion.

         6-4.     Validity of Accounts.
                  (a) The amount of each Account shown on the books, records, and invoices of the Borrower represented as owing by each Account Debtor is and will be the correct amount actually owing by such Account Debtor and shall have been fully earned by performance by the Borrower.
                  (b) The Borrower has no knowledge of any impairment of the validity or collectibility of any material portion of the Accounts and shall notify the Agent of any such fact promptly after Borrower becomes aware of any such impairment.
                  (c) Except as otherwise expressly permitted by this Agreement, the Borrower shall not post any bond to secure the Borrower's performance under any agreement to which the Borrower is a party nor cause any surety, guarantor, or other third party obligee to become liable to perform any obligation of the Borrower (other than to the Agent) in the event of the Borrower's failure so to perform.

         6-5.     Notification to Account Debtors. The Agent shall have the
right at any time (whether or not an Event of Default has occurred) to notify any of the Borrower's Account Debtors, credit card processors, and other Persons purchasing Accounts to make payment directly to the Agent and to collect all amounts due on account of the Collateral.

ARTICLE 7 - CASH MANAGEMENT. PAYMENT OF LIABILITIES.

         7-1.     Depository Accounts.
                  (a) Annexed hereto as EXHIBIT 7-1 is a Schedule of all present DDA's, which Schedule includes, with respect to each depository (i) the name and address of that depository; (ii) the account number(s) of the account(s)

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maintained with such depository; and (iii) a contact person at such depository.
                  (b) The Borrower shall deliver to the Agent, as a condition to the effectiveness of the within Agreement:
                           (i) Notifications, executed on behalf of the Borrower, to each depository institution with which any DDA is maintained (other than the Funding Account or any Local DDA), in form reasonably satisfactory to the Agent, of the Agent's interest in such DDA.
                           (ii) An agreement (generally referred to as a "Blocked Account Agreement"), in form reasonably satisfactory to the Agent, with any depository institution at which both any DDA (other than the Funding Account) and the Funding Account is maintained.
                  (c) The Borrower will not establish any DDA hereafter (other than a Local DDA) unless, contemporaneous with such establishment, the Borrower delivers to the Agent a notification (in form reasonably satisfactory to the Agent) of the Agent's interest in such DDA.

         7-2.     Credit Card Receipts; Collections of Accounts.
                  (a) Annexed hereto as EXHIBIT 7-2, is a Schedule which describes all arrangements to which the Borrower is a party with respect to the payment to the Borrower of the proceeds of all credit card charges for sales by the Borrower.
                  (b) The Borrower shall deliver to the Agent, as a condition to the effectiveness of the within Agreement, notifications, executed on behalf of the Borrower, to each of the Borrower's credit card clearinghouses and processors (in form reasonably satisfactory to the Agent ), which notice provides that payment of all credit card charges submitted by the Borrower to that clearinghouse or other processor and any other amount payable to the Borrower by such clearinghouse or other processor shall be directed to such account as may be designated by the Borrower in such notice. The Borrower shall not change such direction or designation except upon and with the prior written consent of the Agent.
                  (c) The Borrower shall deliver to the Agent, as a condition to the effectiveness of the within Agreement, notifications, executed on behalf

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



of the Borrower, to Beneficial and each other institution purchasing the Borrower's Accounts (in form reasonably satisfactory to the Agent), which notice provides that payment of all amounts payable to the Borrower by Beneficial or such other institution shall be directed to such account as may be designated by the Borrower in such notice. The Borrower shall not change such direction or designation except upon and with the prior written consent of the Agent.

         7-3.     The Concentration and the Funding Accounts.
                  (a) The following checking accounts have been or will be established (and are so referred to herein):
                           (i) The CONCENTRATION ACCOUNT: Established by the Agent with BankBoston, N.A.
                           (ii) The FUNDING ACCOUNT: To be established by the Borrower with BankBoston, N.A.
                  (b) The contents of each DDA (other than the Funding Account) constitutes Collateral and Proceeds of Collateral. The contents of the Concentration Account constitutes the Agent's property.
                  (c) The Borrower shall pay all fees and charges of, and maintain such impressed balances as may be required by the Agent or by any bank in which any account is opened as required hereby (even if such account is opened by and/or is the property of the Agent).

         7-4.     Proceeds and Collection of Accounts.
                  (a) All Receipts constitute Collateral and proceeds of Collateral and shall be held in trust by the Borrower for the Agent; shall not be commingled with any of the Borrower's other funds; and shall be deposited and/or transferred only to the Concentration Account.
                  (b) The Borrower shall cause the ACH or wire transfer to the Concentration Account, no less frequently than daily (and whether or not there is then an outstanding balance in the Loan Account) of
                      (i) the then contents of each DDA (other than (A) any Local DDA and (B) the Funding Account), each such transfer to be net of any minimum balance, not to exceed $750.00, as may be required to be

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



         maintained in the subject DDA by the bank at which such DDA is maintained); and
                           (ii) the proceeds of all credit card charges not otherwise provided for pursuant hereto.
Telephone advice (confirmed by written notice) shall be provided to the Agent on each Business Day on which any such transfer is made.
                  (c) In the event that, notwithstanding the provisions of this Section 7-4, the Borrower receives or otherwise has dominion and control of any Receipts, or any proceeds or collections of any Collateral, such Receipts, proceeds, and collections shall be held in trust by the Borrower for the Agent and shall not be commingled with any of the Borrower's other funds or deposited in any account of the Borrower other than as instructed by the Agent.

         (d) The Agent and the Borrower recognize that the Borrower currently utilizes The Huntington National Bank as its concentration and funding bank. The Borrower shall cause such concentration account and the funding account to be transferred to BankBoston, N.A. as required pursuant to Section 7-3 hereof within sixty (60) days after the date of this Agreement. Pending such transfer, all funds received by The Huntington National Bank in its concentration account shall be transferred daily to the Concentration Account, the funding account shall be used solely to make disbursements in the ordinary course, and all other accounts at such bank shall be treated as any other DDA hereunder, except for a deposit account being held by The Huntington National Bank as a reserve in connection with the Borrower's credit card arrangement with The Huntington National Bank.

         7-5.     Payment of Liabilities.
                  (a) On each Business Day, the Agent shall apply, towards the amounts due under the Revolving Credit, the then collected balance of the Concentration Account (net of fees charged, and of such impressed balances as may be required by the bank at which the Concentration Account is maintained).
                  (b) The following rules shall apply to deposits and payments under and pursuant to this Agreement:
                      (i)    Funds shall be deemed to have been deposited to the

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                  Concentration Account on the Business Day on which deposited, provided that notice of such deposit is available to the Agent by 2:00PM on that Business Day.
                           (ii) Funds paid to the Agent, other than by deposit
                  to the Concentration Account, shall be deemed to have been received on the Business Day when paid, provided that notice of such payment is available to the Agent by 2:00PM on that Business Day.
                           (iii) If notice of a deposit to the Concentration
                  Account (Section 7-5(b)(i)) or payment (Section 7-5(b)(ii)) is not available to the Agent until after 2:00PM on a Business Day, such deposit or payment shall be deemed to have been made at 9:00AM on the then next Business Day.
                           (iv) All deposits to the Concentration Account and other payments to the Agent are subject to one (1) Business Day's clearance and collection.
                  (c) The Agent shall transfer to the Funding Account any surplus in the Concentration Account remaining after the application towards the Revolving Credit referred to in Section 7-5(a), above (less those amount which are to be netted out, as provided therein).

         7-6.     The Funding Account. Except as otherwise specifically provided in, or permitted by, the within Agreement, all checks shall be drawn by the Borrower upon, and other disbursements made by the Borrower solely from, the Funding Account and the Local DDAs.

ARTICLE 8 - GRANT OF SECURITY INTEREST

         8-1.     Grant of Security Interest. To secure the Borrower's prompt, punctual, and faithful performance of all and each of the Borrower's Liabilities, the Borrower hereby grants to the Agent, for the ratable benefit of the Lenders, a continuing security interest in and to, and assigns to the Agent, for the ratable benefit of the Lenders, the following, and each item thereof, whether now owned or now due, or in which the Borrower has an interest, or hereafter acquired, arising, or to become due, or in which the Borrower obtains an interest, and all products, Proceeds, substitutions, and

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accessions of or to any of the following (all of which, together with any other property in which the Agent may in the future be granted a security interest, is referred to herein as the "COLLATERAL"):
                  (a)      All Accounts and accounts receivable.
                  (b)      All Inventory.
                  (c)      All General Intangibles.
                  (d)      All Equipment.
                  (e)      All Goods.
                  (f)      All Fixtures.
                  (g)      All Chattel Paper.
                  (h) All books, records, and information relating to the Collateral and/or to the operation of the Borrower's business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded, and maintained.
                  (i) All Investment Property, Instruments, Documents, Deposit Accounts, policies and certificates of insurance, deposits, impressed accounts, compensating balances, money, cash, or other property (including, without limitation, the Segregated Accounts).
                  (j) All insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing (8-1(a) through 8-1(i)) or otherwise.
                  (k) All liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing (8-1(a) through 8-1(i)), including the right of stoppage in transit.

         8-2.     Extent and Duration of Security Interest. The within grant of a security interest is in addition to, and supplemental of, any security interest previously granted by the Borrower to the Agent and shall continue in full force and effect applicable to all Liabilities until all Liabilities have

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



been paid and/or satisfied in full and the security interest granted herein is specifically terminated in writing by a duly authorized officer of the Agent.

         8-3. Mortgages. The Liabilities are also secured by mortgages and deeds of trust on the Real Estate and assignments of leases and rents relating thereto (all of which for purposes of this Agreement shall be deemed "Collateral").

ARTICLE 9 - AGENT AS BORROWER'S ATTORNEY-IN-FACT.

         9-1. Appointment as Attorney-In-Fact. The Borrower hereby irrevocably constitutes and appoints the Agent as the Borrower's true and lawful attorney, with full power of substitution, exercisable after the occurrence and during the continuance of any Event of Default, to convert the Collateral into cash at the sole risk, cost, and expense of the Borrower, but for the sole benefit of the Agent. The rights and powers granted the Agent by the within appointment include but are not limited to the right and power to:
                  (a) Prosecute, defend, compromise, or release any action relating to the Collateral.
                  (b) Sign change of address forms to change the address to which the Borrower's mail is to be sent to such address as the Agent shall designate; receive and open the Borrower's mail; remove any Receivables Collateral and Proceeds of Collateral therefrom and turn over the balance of such mail either to the Borrower or to any trustee in bankruptcy, receiver, assignee for the benefit of creditors of the Borrower, or other legal representative of the Borrower whom the Agent determines to be the appropriate person to whom to so turn over such mail.
                  (c) Endorse the name of the Borrower in favor of the Agent upon any and all checks, drafts, notes, acceptances, or other items or instruments; sign and endorse the name of the Borrower on, and receive as secured party, any of the Collateral, any invoices, schedules of Collateral, freight or express receipts, or bills of lading, storage receipts, warehouse receipts, or other documents of title respectively relating to the Collateral.
                  (d) Sign the name of the Borrower on any notice to the Borrower's Account Debtors or verification of the Receivables Collateral; sign

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



the Borrower's name on any Proof of Claim in Bankruptcy against Account Debtors, and on notices of lien, claims of mechanic's liens, or assignments or releases of mechanic's liens securing the Accounts.
                  (e) Take all such action as may be necessary to obtain the payment of any letter of credit and/or banker's acceptance of which the Borrower is a beneficiary.
                  (f) Repair, manufacture, assemble, complete, package, deliver, alter or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any customer of the Borrower.
                  (g) Use, license or transfer any or all General Intangibles of the Borrower.
                  (h) Sign and file or record any financing or other statements in order to perfect or protect the Agent's security and mortgage interest in the Collateral and other assets of the Borrower.

         9-2.     No Obligation to Act. The Agent shall not be obligated to do any of the acts or to exercise any of the powers authorized by Section 9-1 herein, but if the Agent elects to do any such act or to exercise any of such powers, it shall not be accountable for more than it actually receives as a result of such exercise of power, and shall not be responsible to the Borrower for any act or omission to act except for any act or omission to act as to which there is a final determination made in a judicial proceeding (in which proceeding the Agent has had an opportunity to be heard) which determination includes a specific finding that the subject act or omission to act had been grossly negligent or in actual bad faith.

ARTICLE 10 - EVENTS OF DEFAULT.

         The occurrence of any event described in this Article 10 respectively shall constitute an "EVENT OF DEFAULT" herein. Upon the occurrence of any Event of Default described in Sections 10-10 or 10-11, any and all Liabilities shall become due and payable without any further act on the part of the Agent or any Lender. Upon the occurrence of any other Event of Default, any and all Liabilities shall become immediately due and payable, at the option of the Agent and without notice or demand. The occurrence of any Event of Default

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



shall also constitute, without notice or demand, a default under all other agreements between the Agent or any Lender and the Borrower and instruments and papers given the Agent or any Lender by the Borrower, whether such agreements, instruments, or papers now exist or hereafter arise.

         10-1. Failure to Pay Revolving Credit. The failure by the Borrower to pay any amount when due under the Revolving Credit.

         10-2. Failure To Make Other Payments. The failure by the Borrower to pay when due (or within Three (3) Business Days after demand, if payable on demand) any payment Liability other than under the Revolving Credit.

         10-3. Failure to Perform Covenant or Liability (No Grace Period). The failure by the Borrower to promptly, punctually, faithfully and timely perform, discharge, or comply with any covenant or Liability not otherwise described in
Section 10-1 or Section 10-2 hereof, and included in any of the following provisions hereof:
                    Section                Relates to         :
                    ------------------------------------------
                    4-2                 Due Organization
                    4-4                 Location of Collateral
                    4-5                 Title to Assets
                    4-6                 Indebtedness
                    4-7                 Insurance Policies
                    4-9(b)              Real Estate
                    4-11(d)             Asset Sales
                    4-12                Pay taxes
                    4-17                Dividends, Mergers
                    4-18                Loans and Advances
                    4-20                Lines of Business
                    4-21                Affiliate Transactions
                    4-23                Additional Assurances
                    4-25                Minimum Availability
                    Article 5           Reporting Requirements and Financial
                                        Covenants
                    Article 7           Cash Management

         10-4. Failure to Perform Covenant or Liability (Grace Period). The failure by the Borrower, upon Ten (10) days written notice by the Agent, to cure the Borrower's failure to promptly, punctually and faithfully perform, discharge, or comply with any covenant or Liability not described in any of Sections 10-1, 10-2, or 10-3 hereof.

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





         10-5. Misrepresentation. Any material representation or warranty at any time made by the Borrower to the Agent or any Lender under this Agreement, any Loan Document, certificate, financial statement or report delivered pursuant hereto, was not true or complete in all material respects when given.

         10-6. Acceleration of Other Debt. Breach of Lease. The occurrence of any event such that any Indebtedness of the Borrower to any creditor other than the Agent or any Lender in excess of $200,000.00 could be accelerated (including, without limitation, under the Term Loan) or, without the consent of the Borrower, any Lease with annual payments in the aggregate amount exceeding $200,000.00 could be terminated (whether or not the subject creditor or lessor takes any action on account of such occurrence).

         10-7. Default Under Other Agreements. The occurrence of any breach or default under any agreement between the Agent or any Lender and the Borrower or instrument or paper given the Agent or any Lender by the Borrower, whether such agreement, instrument, or paper now exists or hereafter arises (notwithstanding that the Agent or the subject Lender may not have exercised its rights upon default under any such other agreement, instrument or paper).

         10-8. Casualty Loss. Non-Ordinary Course Sales. The occurrence of any
(a) uninsured loss, theft, damage, or destruction of or to any material portion of the Collateral, or (b) sale (other than sales in the ordinary course of business or otherwise permitted under this Agreement) of any material portion of the Collateral.

         10-9. Judgment.  Restraint of Business.
               (a) The service of process upon the Agent or any Lender seeking to attach, by trustee, mesne, or other process, any of the Borrower's funds on deposit with, or assets of the Borrower in the possession of, the Agent or any Lender, which attachment is not stayed, dissolved or otherwise satisfied within ten (10) days of its issuance.

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



                  (b) The entry of any judgment against the Borrower which could reasonably be expected to have a material adverse effect on the Borrower's business, financial condition, operations, performance, properties or prospects, which judgment is not satisfied (if a money judgment) or appealed from (with execution or similar process stayed) within thirty (30) days of its entry.
                  (c) The entry of any order or the imposition of any other process having the force of law, the effect of which is to restrain in any material way the conduct by the Borrower of its business in the ordinary course.

         10-10.       Business Failure. Any act by, against, or relating to the
Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any part of the Borrower's property; provided that the filing of such an application against the Borrower by another Person shall not constitute an Event of Default unless the Borrower fails to timely contest same, or if timely contested, such application is not dismissed within sixty (60) days after its commencement; the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of the Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for the Borrower; the offering by or entering into by the Borrower of any composition, extension, or any other arrangement seeking relief from or extension of the debts of the Borrower; or the initiation of any judicial or non-judicial proceeding or agreement by, against, or including the Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors; and/or the initiation by or on behalf of the Borrower of the liquidation or winding up of all or any part of the Borrower's business or operations.

         10-11.       Bankruptcy. The failure by the Borrower to generally pay
the debts of the Borrower as they mature; adjudication of bankruptcy or insolvency relative to the Borrower; the entry of an order for relief or

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



similar order with respect to the Borrower in any proceeding pursuant to the Bankruptcy Code or any other federal bankruptcy law; the filing of any complaint, application, or petition by or against the Borrower initiating any matter in which the Borrower is or may be granted any relief from the debts of the Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; provided that the filing of any such complaint, application, or petition against the Borrower by another Person shall not constitute an Event of Default unless the Borrower fails to timely contest same, or if timely contested, such complaint, application or petition is not dismissed within sixty
(60) days after its commencement.

         10-12. Default by Guarantor or Related Entity. The occurrence of any of the foregoing Events of Default with respect to any guarantor of the Liabilities, or the occurrence of any of the foregoing Events of Default with respect to any parent, subsidiary, or Related Entity, as if such guarantor, parent, or Related Entity were the "Borrower" described therein.

         10-13. Indictment - Forfeiture. The indictment of, or institution of any legal process or proceeding against, the Borrower, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any property of the Borrower and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by the Borrower of its business in the ordinary course.

         10-14. Termination of Guaranty. The termination or attempted termination of any guaranty by any guarantor of the Liabilities.

         10-15. Challenge to Loan Documents.
                (a) Any challenge by or on behalf of the Borrower or any guarantor of the Liabilities to the validity of any material provisions of any Loan Document or the applicability or enforceability of any Loan Document in accordance with the subject Loan Document's terms in all material respects or

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



which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.
                  (b) Any determination by any court or any other judicial or government authority that any Loan Document is not enforceable in accordance with the subject Loan Document's terms in all material respects or which voids, avoids, limits, or otherwise adversely affects any security interest created by any Loan Document or any payment made pursuant thereto.

         10-16.   Executive Management. The death, disability, or failure of any of R. Carter Pate and/or Dennis May at any time to exercise that authority and discharge those management responsibilities with respect to the Borrower as are exercised and discharged by such Person at the execution of the within Agreement and a qualified successor reasonably acceptable to the Lenders has not replaced such Person within 100 days of such death, disability, or failure.

         10-17.   Change in Control. Any Change in Control.

         10-18.   Material Adverse Change. There shall occur any material
adverse change in the assets, liabilities, financial condition, business or prospects of the Borrower, as determined by the Agent acting in good faith.

ARTICLE 11 - RIGHTS AND REMEDIES UPON DEFAULT.

         In addition to all of the rights, remedies, powers, privileges, and discretions which the Lender is provided prior to the occurrence of an Event of Default, the Agent shall have the following rights and remedies upon the occurrence of any Event of Default and at any time thereafter. No stay which otherwise might be imposed pursuant to Section 362 of the Bankruptcy Code or otherwise shall stay, limit, prevent, hinder, delay, restrict, or otherwise prevent the Agent's exercise of any of such rights and remedies.

          11-1.   Rights of Enforcement. The Agent shall have all of the rights and remedies of a secured party upon default under the UCC, in addition

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



to which the Agent shall have all and each of the following rights and remedies:
                  (a) To collect the Receivables Collateral with or without the taking of possession of any of the Collateral.
                  (b) To take possession of all or any portion of the Collateral.
                  (c) To sell, lease, or otherwise dispose of any or all of the Collateral, in its then condition or following such preparation or processing as the Agent deems advisable and with or without the taking of possession of any of the Collateral.
                  (d) To conduct one or more going out of business sales which include the sale or other disposition of the Collateral.
                  (e) To apply the Receivables Collateral or the Proceeds of the Collateral towards (but not necessarily in complete satisfaction of) the Liabilities.
                  (f) To exercise all or any of the rights, remedies, powers, privileges, and discretions under all or any of the Loan Documents.

         11-2.    Sale of Collateral.
                  (a) Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as the Agent deems advisable, having due regard to compliance with any statute or regulation which might affect, limit, or apply to the Agent's disposition of the Collateral.
                  (b) The Agent, in the exercise of the Agent's rights and remedies upon default, may conduct one or more going out of business sales, in the Agent's own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by the Borrower. The Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Agent or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Agent or such agent or contractor and neither the Borrower nor any Person claiming under or in right of the Borrower shall have any interest therein.

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




                  (c) Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Agent shall provide the Borrower with such notice as may be practicable under the circumstances), the Agent shall give the Borrower at least seven (7) days prior written notice of the date, time, and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. The Borrower agrees that such written notice shall satisfy all requirements for notice to the Borrower which are imposed under the UCC or other applicable law with respect to the exercise of the Agent's rights and remedies upon default.
                  (d) The Agent and any Lender may purchase the Collateral, or any portion of it at any public sale held under this Article.
                  (e) The Agent shall apply the proceeds of any exercise of the Agent's Rights and Remedies under this Article 11 towards the Liabilities in such manner, and with such frequency, as the Agent determines.

         11-3.    Occupation of Business Location. In connection with the
Agent's exercise of the Agent's rights under this Article 11, the Agent may enter upon, occupy, and use any premises owned or occupied by the Borrower, and may exclude the Borrower from such premises or portion thereof as may have been so entered upon, occupied, or used by the Agent. The Agent shall not be required to remove any of the Collateral from any such premises upon the Agent's taking possession thereof, and may render any Collateral unusable to the Borrower. In no event shall the Agent be liable to the Borrower for use or occupancy by the Agent of any premises pursuant to this Article 11.

         11-4.    Grant of Nonexclusive License. The Borrower hereby grants to the Agent a royalty free nonexclusive irrevocable license to use, apply, and affix any trademark, trade name, logo, or the like in which the Borrower now or hereafter has rights, such license being with respect to the Agent's exercise of the rights hereunder including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

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         11-5. Assembly of Collateral. The Agent may require the Borrower to assemble the Collateral and make it available to the Agent at the Borrower's sole risk and expense at a place or places which are reasonably convenient to both the Agent and Borrower.

         11-6. Rights and Remedies. The rights, remedies, powers, privileges, and discretions of the Agent hereunder (herein, the "AGENT'S RIGHTS AND REMEDIES") shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Agent in exercising or enforcing any of the Agent's Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Agent of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of any of the Agent's Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Agent and any person, at any time, shall preclude the other or further exercise of the Agent's Rights and Remedies. No waiver by the Agent of any of the Agent's Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. All of the Agent's Rights and Remedies and all of the Agent's rights, remedies, powers, privileges, and discretions under any other agreement or transaction are cumulative, and not alternative or exclusive, and may be exercised by the Agent at such time or times and in such order of preference as the Agent in its sole discretion may determine. The Agent's Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

ARTICLE 12 - NOTICES.

         12-1. Notice Addresses. All notices, demands, and other communications made in respect of this Agreement (other than a request for a loan or advance or other financial accommodation under the Revolving Credit) shall be made to the following addresses, each of which may be changed upon seven (7) days written notice to all others given by certified mail, return receipt requested:

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



If to the Agent:
                               BankBoston Retail Finance Inc.
                               40 Broad Street
                               Boston, Massachusetts 02109
                               Attention        :  Mr. Robert J. DeAngelis
                                                   Senior Vice President
                               Fax              :  617 434-4339

         With a copy to:
                               Riemer & Braunstein
                               Three Center Plaza
                               Boston, Massachusetts  02108
                               Attention        : David S. Berman, Esquire
                               Fax              : 617 723-6831

If to the Borrower:
                               Sun Television and Appliances, Inc.
                               6600 Port Road
                               Groveport, Ohio 43125
                               Attention        : Mr. R. Carter Pate
                               Fax              : 214-764-7829 and 614-492-4018

         With a copy to:
                               Porter, Wright, Morris & Arthur
                               41 South High Street
                               Columbus, Ohio 43215
                               Attention        : Attorney Jennifer T. Mills
                               Fax:             : 614 227-2100


         12-2.    Notice Given.
                  (a) Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):
                           (i) By mail: the sooner of when actually received or Three (3) days following deposit in the United States mail, postage prepaid.
                           (ii) By recognized overnight express delivery: the Business Day following the day when sent.
                           (iii) By Hand: If delivered on a Business Day after 9:00 AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, when delivered. Otherwise, at the opening of the then next Business Day.
                           (iv) By Facsimile transmission (which must include a header indicated the party sending such transmission): If sent on a Business

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         Day no later than Three (3) hours prior to the close of customary business hours of the recipient, one (1) hour after being sent (but in no event earlier than 10:00 AM). Otherwise, at the opening of the then next Business Day.
                  (b) Rejection or refusal to accept delivery and inability to deliver because of a changed address or Facsimile Number for which no due notice was given shall each be deemed receipt of the notice sent.

ARTICLE 13 - TERM.

         13-1. Termination of Revolving Credit. The Revolving Credit shall remain in effect (subject to suspension as provided in Section 2-5(f) hereof) until the Termination Date.

         13-2. Effect of Termination. Upon the termination of the Revolving Credit, the Borrower shall pay the Agent (whether or not then due), in immediately available funds, all then Liabilities including, without limitation: the entire balance of the Loan Account; any Early Termination Fees; any then remaining installments of the Agent's Fee; any accrued and unpaid Line Fee; and all unreimbursed costs and expenses of the Agent and of each Lender for which the Borrower is responsible. Until such payment, all provisions of this Agreement, other than those contained in Article 2 which place an obligation on the Agent and any Lender to make any loans or advances or to provide financial accommodations under the Revolving Credit or otherwise, shall remain in full force and effect until all Liabilities shall have been paid in full. The release by the Agent of the security and other collateral interests granted the Agent by the Borrower hereunder may be upon such conditions and indemnifications as the Agent may reasonably require.

ARTICLE 14 - GENERAL.

         14-1. Protection of Collateral. The Agent has no duty as to the collection or protection of the Collateral beyond the safe custody of such of the Collateral as may come into the possession of the Agent and shall have no duty as to the preservation of rights against prior parties or any other rights pertaining thereto. The Agent may include reference to the Borrower

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(and may utilize any logo or other distinctive symbol associated with the
Borrower) in connection with any advertising, promotion, or marketing undertaken by the Agent.

         14-2.    Successors and Assigns. This Agreement shall be binding upon the Borrower and the Borrower's representatives, successors, and assigns and shall enure to the benefit of the Agent and each Lender and the respective successors and assigns of each provided, however, no trustee or other fiduciary appointed with respect to the Borrower shall have any rights hereunder. In the event that the Agent or any Lender assigns or transfers its rights under this Agreement, the assignee shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of such assignor hereunder and such assignor shall thereupon be discharged and relieved from its duties and obligations hereunder.

         14-3.    Severability. Any determination that any provision of this
Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

         14-4.    Amendments.  Course of Dealing.
                  (a) This Agreement and the other Loan Documents incorporate all discussions and negotiations between the Borrower and the Agent and each Lender, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof. No failure by the Agent or any Lender to give notice to the Borrower of the Borrower's having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document. No change made by the Agent in the manner by which Availability is determined shall obligate the Agent to continue to determine Availability in that manner.

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



                  (b) The Borrower may undertake any action otherwise prohibited hereby, and may omit to take any action otherwise required hereby, upon and with the express prior written consent of the Agent. No consent, modification, amendment, or waiver of any provision of any Loan Document shall be effective unless executed in writing by or on behalf of the party to be charged with such modification, amendment, or waiver (and if such party is the Agent, then by a duly authorized officer thereof). Any modification, amendment, or waiver provided by the Agent shall be in reliance upon all representations and warranties theretofore made to the Agent by or on behalf of the Borrower (and any guarantor, endorser, or surety of the Liabilities) and consequently may be rescinded in the event that any of such representations or warranties was not true and complete in all material respects when given.

         14-5. Power of Attorney. In connection with all powers of attorney included in this Agreement, the Borrower hereby grants unto the Agent full power to do any and all things necessary or appropriate in connection with the exercise of such powers as fully and effectually as the Borrower might or could do, hereby ratifying all that said attorney shall do or cause to be done by virtue of this Agreement. No power of attorney set forth in this Agreement shall be affected by any disability or incapacity suffered by the Borrower and each shall survive the same. All powers conferred upon the Lender by this Agreement, being coupled with an interest, shall be irrevocable until this Agreement is terminated by a written instrument executed by a duly authorized officer of the Agent.

         14-6. Application of Proceeds. The proceeds of any collection, sale, or disposition of the Collateral, or of any other payments received hereunder, shall be applied towards the Liabilities in such order and manner as the Agent determines in its sole discretion (subject, however, to the terms of the Agency Agreement amongst the Lenders and the Intercreditor Agreement with the Term Loan Lender). The Borrower shall remain liable for any deficiency remaining following such application.


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         14-7.    Costs and Expenses of Agent and Of Lenders. The Borrower
shall pay on demand all Costs of Collection and all reasonable expenses of the Agent and each Lender in connection with the preparation, execution, and delivery of this Agreement and of any other Loan Documents, whether now existing or hereafter arising, and all other reasonable expenses which may be incurred by the Agent and each Lender in preparing or amending this Agreement and all other agreements, instruments, and documents related thereto, or otherwise incurred with respect to the Liabilities, but excluding, in any event those costs and expenses for which the Borrower is not responsible under Section 5- 10 hereof. The Borrower specifically authorizes the Agent to pay all such fees and expenses and in the Agent's discretion, to add such fees and expenses to the Loan Account. The within undertaking, on the part of the Borrower, shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Agent in favor of the Borrower, other than a termination, release, or discharge which makes specific reference to this Section 14-7.

         14-8.    Copies and Facsimiles. This Agreement and all documents which relate thereto, which have been or may be hereinafter furnished the Agent or any Lender may be reproduced by that Person or by the Agent by any photographic, microfilm, xerographic, digital imaging, or other process, and that Person may destroy any document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

         14-9.    Massachusetts Law. This Agreement and all rights and
obligations hereunder, including matters of construction, validity, and performance, shall be governed by the laws of The Commonwealth of Massachusetts.

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





         14-10.   Consent to Jurisdiction.
                  (a) The Borrower agrees that any legal action, proceeding, case, or controversy against the Borrower with respect to any Loan Document may be brought in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, as the Agent may elect in the Agent's sole discretion. By execution and delivery of this Agreement, the Borrower, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.
                  (b) The Borrower WAIVES personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the Borrower at the Borrower's address for notices as specified herein.
                  (c) The Borrower WAIVES any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted under any of the Loan Documents.
                  (d) Nothing herein shall affect the right of the Agent to bring legal actions or proceedings in any other competent jurisdiction.
                  (e) The Borrower agrees that any action commenced by the Borrower asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, and that such Courts shall have exclusive jurisdiction with respect to any such action.

         14-11. Indemnification. The Borrower shall indemnify, defend, and hold the Agent and each Lender and any employee, officer, or agent of any of the foregoing (each, an "INDEMNIFIED PERSON") harmless of and from any claim brought or threatened against any Indemnified Person by the Borrower, any guarantor or endorser of the Liabilities, or any other Person (as well as from attorneys' reasonable fees and expenses in connection therewith) on account of the relationship of the Borrower or of any other guarantor or endorser of the Liabilities with the Agent, or any Lender (each of claims which may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of the Agent's selection, but at the expense of the Borrower) other than any claim as to which a final determination is made in a judicial proceeding (in which the Agent and any other Indemnified Person has had an opportunity to be heard), which determination includes a specific finding that the Indemnified Person seeking indemnification had acted in a grossly negligent manner or in actual bad faith or in breach by such Indemnified Person of its contractual obligations under the Loan Documents. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage or liability to the maximum amount legally permissible. The within indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Agent in favor of the Borrower, other than a termination, release, or discharge which makes specific reference to this Section 14-11. The Borrower also agrees that any Indemnified Person shall not have any liability to the Borrower, any person asserting claims on behalf or in right of the Borrower or any other person in connection with or as a result of either this arrangement or any matter referred to herein or in the Loan Documents except to the extent that there is a final determination made in a judicial proceeding, which determination includes a specific finding that the losses, claims, damages, liabilities or expenses incurred by the Borrower resulted from the gross negligence or bad faith of such Indemnified Person or the breach by such Indemnified Person of its contractual obligations under the Loan Documents.


         14-12.   Rules of Construction. The following rules of construction shall be applied in the interpretation, construction, and enforcement of this Agreement and of the other Loan Documents:
              (a) Words in the singular include the plural and words in the plural include the singular.

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




                  (b) Headings (indicated by being underlined) and the Table of Contents are solely for convenience of reference and do not constitute a part of the instrument in which included and do not affect such instrument's meaning, construction, or effect.
                  (c) The words "includes" and "including" are not limiting.
                  (d) Text which follows the words "including, without limitation" (or similar words) is illustrative and not limitational.
                  (e) Text which is underlined, shown in italics, shown in BOLD, shown IN ALL CAPITAL LETTERS, or in any combination of the foregoing, shall be deemed to be conspicuous.
                  (f) The words "may not" are prohibitive and not permissive.
                  (g) The word "or" is not exclusive.
                  (h) Terms which are defined in one section of an instrument are used with such definition throughout the instrument in which so defined.
                  (i) The symbol "$" refers to United States Dollars.
                  (j) References to "herein", "hereof", and "within" are to this entire Loan Agreement and not merely the provision in which such reference is included.
                  (k) Except as otherwise specifically provided, all references to time are to Boston time.
                  (l) In the determination of any notice, grace, or other period of time prescribed or allowed hereunder, unless otherwise provided (A) the day of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included unless such last day is not a Business Day, in which event the last day of the relevant period shall be the then next Business Day and (B) the period so computed shall end at 5:00 PM on the relevant Business Day.
                  (m) The Loan Documents shall be construed and interpreted in a harmonious manner and in keeping with the intentions set forth in Section 14- 13 hereof, provided, however, in the event of any inconsistency between the provisions of the within Agreement and any other Loan Document, the provisions of the within Agreement shall govern and control.

         14-13.   Intent. It is intended that:
                  (a)      This Agreement take effect as a sealed instrument.
                  (b) The scope of the security interests created by this Agreement be broadly construed in favor of the Agent.
                  (c) The security interests created by this Agreement secure all Liabilities, whether now existing or hereafter arising.
                  (d) All reasonable costs and expenses incurred by the Agent and each Lender in connection with such Person's relationship(s) with the Borrower shall be borne by the Borrower.
                  (e) Unless otherwise explicitly provided herein, the Agent's consent to any action of the Borrower which is prohibited unless such consent is given may be given or refused by the Agent in its sole discretion and without reference to Section 2-13 hereof.

         14-14.   Right of Set-Off. Any and all deposits or other sums at any time credited by or due to the undersigned from the Agent or any Lender and any cash, securities, instruments or other property of the undersigned in the possession of the Agent or any Lender , whether for safekeeping or otherwise (regardless of the reason such Person had received the same) shall at all times constitute security for all Liabilities and for any and all obligations of the undersigned to the Agent and each and any Lender, and may be applied or set off against the Liabilities and against such obligations at any time, whether or not such are then due and whether or not other collateral is then available to the Agent or the Lenders.

         14-15.   Maximum Interest Rate. Regardless of any provision of any
Loan Document, none of the Agent or any Lender shall be entitled to contract for, charge, receive, collect, or apply as interest on any Liability, any amount in excess of the maximum rate imposed by applicable law. Any payment which is made which, if treated as interest on a Liability would result in such interest's exceeding such maximum rate shall be held, to the extent of such excess, as additional collateral for the Liabilities as if such excess were "Collateral."

         14-16.   Waivers.
                  (a) The Borrower (and all guarantors, endorsers, and sureties of the Liabilities) make each of the waivers included in Section 14-16(b), below, knowingly, voluntarily, and intentionally, and understands that the Agent and each Lender, in entering into the financial arrangements contemplated hereby and in providing loans and other financial accommodations to or for the account of the Borrower as provided herein, whether not or in the future, is relying on such waivers.
                  (b) THE BORROWER, AND EACH SUCH GUARANTOR, ENDORSER, AND SURETY RESPECTIVELY WAIVES THE FOLLOWING:
                           (i) Except as otherwise specifically required hereby, notice of non-payment, demand, presentment, protest and all forms of demand and notice, both with respect to the Liabilities and the Collateral.
                           (ii) Except as otherwise specifically required hereby, the right to notice and/or hearing prior to the Agent's exercising of the Agent's rights upon default.
                           (iii) THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE AGENT OR ANY LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE AGENT OR ANY LENDER OR IN WHICH THE AGENT OR ANY LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN THE BORROWER OR ANY OTHER PERSON AND THE AGENT OR ANY LENDER (AND THE AGENT AND EACH LENDER LIKEWISE WAIVES THE RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY).
                           (iv) The benefits or availability of any stay, limitation, hindrance, delay, or restriction (including, without limitation, any automatic stay which otherwise might be imposed pursuant to Section 362 of the Bankruptcy Code) with respect to any action which the Agent may or may become entitled to take hereunder.
                           (v) Any defense, counterclaim, set-off, recoupment, or other basis on which the amount of any Liability could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.

                 (vi) Any claim to consequential, special, or punitive damages.

                                        SUN TELEVISION AND APPLIANCES, INC.
                                                               ("BORROWER")

                                        By /s/ R. CARTER PATE
                                          ---------------------------------

                                Print Name: R. Carter Pate
                                           --------------------------------

                                     Title: President
                                           --------------------------------


                                             BANKBOSTON RETAIL FINANCE INC.
                                                                  ("AGENT")

                                        By /s/ ROBERT DEANGELIS
                                          ---------------------------------

                                Print Name: Robert DeAngelis
                                           --------------------------------

                                     Title: Senior Vice President
                                           --------------------------------

                                  The "LENDERS"

                                Exhibit 5-12(a)
                                ---------------

                        Financial Performance Covenants
                        -------------------------------


(a) Minimum Acceptable Inventory. The Borrower shall maintain minimum Acceptable Inventory as follows:

-------------------------------------------------------------------
Unpaid principal balance of             Minimum Acceptable
Revolving Credit                        Inventory
-------------------------------------------------------------------
less than $ 35 Million                  $ 85 Million (Year 1)
-------------------------------------------------------------------
less than $ 35 Million                  $ 90 Million (Thereafter)
-------------------------------------------------------------------
more than $ 35 Million                  $ 95 Million (Year 1)
-------------------------------------------------------------------
more than $ 35 Million                  $100 Million (Thereafter)
-------------------------------------------------------------------


(b) Net Liquidation Value. The appraised net liquidation value of Borrower's Acceptable Inventory shall at all times exceed 105% of the sum of (i) the unpaid principal balance of, and accrued interest and fees under the Revolving Credit plus (ii) $12,000,000.00, less (iii) any Availability based upon Acceptable Accounts.

(c)   Minimum EBITDA.

      On a monthly basis, the Borrower will not permit its cumulative monthly EBITDA to be less than the following:

                         Cumulative
Month                      EBITDA
-----                    ----------

December '97             (2,553,000)
January '98              (3,412,000)
February                 (5,425,000)
March                    (6,509,000)
April                    (7,010,000)
May                      (6,918,000)
June                     (6,655,000)
July                     (6,062,000)
August                   (5,055,000)
September                (4,533,000)
October                  (3,956,000)
November                    412,000
December '98             12,011,000
January '99              11,772,000
February                 11,801,000
March                    12,037,000
April                    12,040,000
May                      12,547,000
June                     13,303,000
July                     14,111,000
August                   15,346,000
September                16,377,000
October                  17,180,000
November                 21,870,000
December '99             31,469,000
January '00              31,000,000
February '00             31,000,000


(d)   Capital Expenditures

      The Borrower shall not make or incur obligations for capital expenditures in any fiscal year in excess of the amounts shown on the Business Plan.